As filed with the Commission on                               Registration No.
------------------------------------------------------------------------------
                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                Amendment No. 1
                          SVB FINANCIAL SERVICES, INC.
                 (Name of small business issuer in its charter)


         New Jersey                                           6712
(State or jurisdiction of incor-                   (Primary Standard Industrial
   poration or organization)                        Classification Code Number)

                                   22-3038058
                      (I.R.S. Employer Identification No.)

                               103 West End Avenue
                          Somerville, New Jersey 08876
                                 (908) 704-1188
                   (Address and telephone number of principal
          executive offices, and address of principal place of business or intended principal place of business)

Keith B. McCarthy                                  With copies to
Executive V.P. and Treasurer                       Mark F. Strauss, Esq.
103 West End Avenue                                Mauro, Savo, Camerino & Grant
Somerville, New Jersey 08876                       75-77 North Bridge Street
(908) 704-1188                                     P.O. Box 1277
(Name, address and telephone number of             Somerville, New Jersey 08876
agent for service)                                 (908) 526-0707

Approximate date of proposed sale to the public: As soon after the effective date of the Amendment of the Registration Statement as is practicable.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of Each            Proposed       Proposed
 Class of                Dollar         Maximum      Maximum
Securities               Amount         Offering     Aggregate     Amount of
 to be                   to be          Price        Offering      Registration
Registered               Registered     Per Share    Price(1)        Fee(1)

Common Stock             $ 2,600,000    $   13.00    $2,600,000    $   896.56
($4.17/share
 par value)

The Registrant hereby amends this amendment of its registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this amendment shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 -----------------
(1) In accordance with Commission Rule 457(o) the Registration Fee has been calculated based upon the Proposed Maximum Aggregate Offering Price.

                              CROSS-REFERENCE SHEET

                       REGISTRATION STATEMENT ON FORM SB-2
                            REGISTRATION NO. 33-12305
                                Amendment No. 1

Item and Caption of Form SB-2                                            Caption in Prospectus
-----------------------------                                            ---------------------
1.  Front of Registration Statement and                                  Front of Registration Statement;
    Outside Front Cover of Prospectus                                    Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages                            Inside Front and Outside Back Cover
    of Prospectus

3.  Summary Information and Risk Factors                                 Summary; Risk Factors

4.  Use of Proceeds                                                      Use of Proceeds

5.  Determination of Offering Price                                      Cover Page; Risk Factors;
                                                                         The Offering - Absence of Public
                                                                         Market and Arbitrary Determination
                                                                         of Offering Price

6.  Dilution                                                             Risk Factors; Dilution

7.  Selling Security Holders                                             Not Applicable

8.  Plan of Distribution                                                 Cover Page; The Offering - Plan of
                                                                         Distribution; The Offering - Method
                                                                         of Subscription

9.  Legal Proceedings                                                    Business - Legal Proceedings

10.  Directors, Executive Officers, Promoters                            Management
     and Control Persons

11.  Security Ownership of Certain Beneficial                            Management
     Owners and Management

12.  Description of Securities                                           Description of Securities

13.  Interest of Named Experts and Counsel                               Experts; Legal Matters

14.  Disclosure of Commission Position on                                Disclosure Regarding Indemnification
     Indemnification for Securities Act
     Liabilities

15.  Organization Within Last Five Years                                 Summary; Business - General

16.  Description of Business                                             Business

17.  Management's Discussion and Analysis or                             Management's Discussion and Analysis
     Plan of Operation                                                   of Financial Condition and Results
                                                                         of Operations

                                       3

Item and Caption of Form SB-2                                            Caption in Prospectus
-----------------------------                                            ---------------------

18.  Description of Property                                             Business - Properties

19.  Security Ownership of Certain Beneficial                            Management
     Owners and Management

20.  Market for Common Equity and Related                                Summary - The Company;
     Stockholder Matters                                                 Summary - The Offering;
                                                                         Risk Factors - No Anticipated Dividends;
                                                                         Risk Factors - Absence
                                                                         of Public Market, Risk Factors - Arbitrary
                                                                         Determination of Offering Price; Management - Stock
                                                                         Option Plan

21.  Executive Compensation                                              Management - Executive Compensation

22.  Financial Statements                                                Index to Consolidated Financial
                                                                         Statements

23.  Changes in and Disagreements with                                   Not Applicable
     Accountants on Accounting and
     Financial Disclosure


Prospectus
                          SVB FINANCIAL SERVICES, INC.

                                 200,000 Shares
                       Common Stock, Par Value $4.17/share


         SVB Financial Services (the "Company") is offering for sale on a "Best Efforts" basis, 200,000 shares (the "shares"), of common stock, $4.17/share par value (the "common stock"). There is no aggregate mimimum number of shares that will be sold in this offering. See "Risk Factors - No Minimum Subscription". However, no investor will be allowed to purchase less than 100 shares. Prior to the date of this offering, there has been no established public trading market in the common stock, see "Risk Factors - Absence of Public Market and Risk Factors - Arbitrary Determination of Offering Price."

         The Company does not intend at present to apply for listing of the shares on any securities exchange or to be quoted on the National Association of Securities Dealers Automatic Quotation System (the "NASDAQ"). The offering price has been determined arbitrarily, see "Risk Factors - Absence of Public Market and Risk Factors - Arbitrary Determination of Offering Price".

                Prospective purchasers should carefully consider
                   the information contained herein under the
                             heading "Risk Factors"
                              beginning on page 15.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                Underwriting
                 Price to         Discount             Proceeds to
                  Public      and Commissions           Company(2)
               ----------     ---------------          -----------
Per Share      $    13.00           None               $    13.00

Total          $2,600,000           None               $2,600,000

       THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS
        OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         The shares are being offered by the Company subject to certain conditions. The Company reserves the right to withdraw, cancel, or modify this offering without notice and to reject any order in whole or in part. However, any material change to this offering will require an amendment to this Prospectus, which will be made availabale to investors. Any investors who have submitted their Subscription Agreements prior to that time will then be given the opportunity to withdraw or modify their order if they so desire. Pending completion (or termination) of this offering all subscription proceeds will be held in a special escrow account established by the Company at Summit Bank. It is expected that delivery of certificates representing the shares of common stock will be made against payment therefor on or about November 30, 1996 at the offices of the Company, Somerville, New Jersey (subject to extension as hereafter provided, see "The Offering").


                  The date of this Prospectus is  , 1996

-----------------
(2) Before deducting expenses payable by the Company estimated to be $60,000.00.

       THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS
        OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                              AVAILABLE INFORMATION

          SVB Financial Services, Inc. is subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). Such reports and other information can be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 15th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in Chicago, Illinois and New York, New York.

         SVB Financial Services, Inc. has filed with the Commission in Washington, D.C., a Registration Statement on Form SB-2 (herein, together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto and reference is made to the Registration Statement and exhibits thereto for further information with respect to SVB Financial Services, Inc. and the Shares offered hereby. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, together with exhibits, may be inspected without charge, and copied at prescribed rates at the principal or regional offices of the Commission at the addresses indicated above. Copies also may be obtained at prescribed rates from the public reference facilities maintained by the Commission, at 450 Fifth Street, N.W., Washington, D.C. Information is also available through the Commission's web site at [http://www.sec.gov].

                               PROSPECTUS SUMMARY


          The summary set forth below is qualified in its entirety by, and should be read in conjunction with, the more complete and detailed information and consolidated financial statements (including notes thereto) appearing elsewhere in this Prospectus.

          The term "Company" as used in this Prospectus refers to SVB Financial Services, Inc. and its wholly owned subsidiary, Somerset Valley Bank (the "Bank"). References to, and discussion of, the Company's financial results and performance for the periods prior to acquisition of Somerset Valley Bank by the Company (that is September 3, 1996) are for the Bank alone but so stated to give effect to the acquisition.

The Company

          SVB Financial Services, Inc. is a one-bank holding company incorporated on February 7, 1996 for the purpose of acquiring the Bank. On September 3, 1996, the Company acquired all of the outstanding shares of the Bank on a basis of six shares for every five rendered. All per share information contained in this Prospectus has been adjusted to account for this acquisition exchange. The Company presently has approximately 400 shareholders of record.

          The Bank opened for business on December 20, 1991 and since that time has grown to over $110 million in assets. The Bank earned its first monthly profit in June of 1993 and has been profitable ever since. See "Selected Consolidated Financial Data and Management's Discussion and Analysis of Operations". The Bank serves small to medium-sized businesses, professionals and individuals in the Somerset County and surrounding areas. Somerset County is considered an affluent suburban area with significant commercial activity.

          On February 17, 1996, the Bank opened its first branch office in Hillsborough Township, New Jersey. Approvals have been received for a second branch office on North Bridge Street in Bridgewater Township, New Jersey (see "Business").

          At this time, the Company's investment in the Bank accounts for virtually all of its assets and source of income. The Company is subject to the supervision and regulation of the Federal Reserve System and its Board of Governors (the "FRB"). The Bank is chartered by the State of New Jersey as a commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"). The operations of the Bank are subject to the supervision and regulation of the FDIC and the New Jersey Department of Banking.

          The principal executive offices of SVB Financial Services, Inc. are located at 103 West End Avenue, Somerville, New Jersey 08876 and the telephone number is 908-704-1188.

The Offering

Securities Offered                200,000  shares  of  Common  Stock,  par value
                                  $4.17/share

Offering Price                    $13.00 per share

Common Stock Outstanding          1,174,632 shares (1) prior to the Offering

Common Stock Outstanding          1,374,632 shares (1)(2) after the Offering

Dividends                         The Company does not  currently  pay dividends
                                  and has no  plans to do so at this  time.  See
                                  "Investment Considerations - Dividends".

Use of Proceeds                   To increase  the  Company's  capital  base and
                                  thereby support the continued growth of the Company and the Bank both through internal expansion, and the expansion of the Bank's branch network through acquisition of branches of other financial institutions and/or the opening of one or more new branch offices.

Determination  of Offering        The  price of  $13.00  per  share has been ar-
Price                             bitrarily  determined  by  the  Directors  and
                                  bears no relationship to established criteria of value such as assets, earnings or book value.



Market for Securities             There is no established  public market for the
                                  stock. At the present time, the Company does not have any plans to apply for listing of the stock on any exchange or for quotation on the NASDAQ system.



Risk Factors                      Persons  contemplating  the  purchase  of  the
                                  shares offered by this Prospectus should read and consider the information discussed under the heading "Risk Factors".




(1) As of June 30, 1996 and assuming all shareholders participated in the 6 for 5 exchange of shares of SVB Financial Services, Inc. for Somerset Valley Bank. Does not include the 49,200 shares of Common Stock reserved by the Company for issuance upon exercise of Stock Options granted pursuant to the Bank's Stock Option Plan after its adoption and conversion by the Company.

(2)  Assuming all shares offered by this Prospectus are sold.

                      SELECTED CONSOLIDATED FINANCIAL DATA



          The selected financial data set forth at and for each of the four years presented below except for the "performance ratios," are derived from the audited financial statements of the Company. The selected consolidated financial information for the six months ended June 30, 1996 and 1995 are derived from unaudited financial statements of the Company which include all adjustments consisting only of normal recurring accruals which the Company considers necessary for a fair presentation of the data for these periods. The results of operations for the six months ended June 30, 1996 are unaudited and are not necessarily indicative of results of operations to be expected for the twelve months ending December 31, 1996. The selected consolidated financial data should be read in conjunction with the consolidated financial statements of the Company (including the notes thereto) and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth elsewhere in this prospectus.

Selected Consolidated Financial Data
                                                                    Six Months Ended
                                                                        June 30,                   Year Ended December 31,
                                                                 1996             1995              1995             1994
                                                                 ----             ----              ----             ----
Income Statement Data:
Interest income                                             $  3,776,604     $ 2,932,091       $ 6,296,011      $ 4,396,324
Interest expense                                               1,723,480       1,309,827         2,870,884        1,765,501
                                                            ------------     -----------       -----------      -----------
Net interest income                                            2,053,124       1,622,264         3,425,127        2,630,417
Provision for possible loan losses                               145,000          90,000           206,000          156,000
                                                            ------------     -----------       -----------      -----------
Net interest income after provision for possible
 loan losses                                                   1,908,124       1,532,264         3,219,127        2,474,417
Non-interest income                                              158,041         186,502           362,820          207,642
Non-interest expense                                           1,650,096       1,226,800         2,495,340        2,162,657
                                                            ------------     -----------       -----------      -----------
Income (loss) before income taxes                                416,069         491,966         1,086,607          519,402
Income tax expense (benefit)                                     167,746         190,826           423,390         (307,752)
                                                            ------------     -----------       -----------      -----------
Net income (loss)                                           $    248,323     $   301,140       $   663,217      $   827,154
                                                            ============     ===========       ===========      ===========


Balance Sheet Data (at year/period end)
Total Assets                                                $110,135,793     $79,922,971       $88,743,914      $ 74,075,685
Federal funds sold and other short term investments            5,550,672       3,950,007         5,170,063         3,625,661
Securities available for sale                                  3,828,786       3,393,130         4,874,738         3,473,951
Securities held to maturity                                   16,123,067      16,530,182        14,580,823        18,091,163
Loans, net                                                    76,547,113      50,866,851        59,528,167        44,988,469
Deposits                                                     100,818,738      71,398,621        79,679,792        67,053,817
Shareholders'Equity                                            8,929,016       8,323,936         8,703,176         6,819,399























                                       11

Selected Consolidated Financial Data
                                                                    Six Months Ended
                                                                        June 30,                   Year Ended December 31,
                                                                 1996             1995              1995             1994
                                                                 ----             ----              ----             ----
Performance Ratios:
Return on average assets                                            0.51%           0.80%             0.83%             1.30%
Return on average equity                                            5.68%           7.80%             8.16%            13.50%
Net interest margin                                                 4.52%           4.57%             4.53%             4.38%

Asset Quality
Loans past due over 90 days                                 $          0     $   138,000       $         0      $          0
Non accrual loans                                                 41,000               0                 0                 0
Net charge offs                                                    9,192           1,068            51,043            14,973
Allowance for loan losses to total loans                            0.86%           0.90%             0.88%             0.82%

Per Share Data(1):
Net income (loss)                                           $       0.21     $      0.26       $      0.58      $       0.80
Book value                                                          7.60            7.09              7.42              6.61
Weighted average shares outstanding                            1,174,394       1,173,432         1,152,408         1,029,048

Capital Ratios:
Tier 1 risked-based capital                                        10.64%          14.55%            13.46%            14.03%
Total risked-based capital                                         11.44%          15.37%            14.28%            13.28%
Leverage capital                                                    7.98%          11.44%             9.50%             9.21%

(1) Retroactively restated for the 6 for 5 exchange of shares resulting from the acquisition of Somerset Valley Bank by SVB Financial Services, Inc. and assuming all of the Bank's shares were exchanged for those of the Company.




























                                       12

Selected Consolidated Financial Data
(continued)
                                                             Year Ended December 31,
                                                              1993             1992
                                                              ----             ----
Income Statement Data:
Interest income                                            $ 2,703,788      $ 1,262,247
Interest expense                                             1,092,806          685,482
                                                           -----------      -----------
Net interest income                                          1,610,982          576,765
Provision for possible loan losses                             130,000          107,000
                                                           -----------      -----------
Net interest income after provision for possible
 loan losses                                                 1,480,982          469,765
Non-interest income                                            192,083           87,641
Non-interest expense                                         1,741,896        1,441,567
                                                           -----------      -----------
Income (loss) before income taxes                              (68,831)        (884,161)
Income tax expense (benefit)                                         0                0
                                                           -----------      -----------
Net income (loss)                                          $   (68,831)     $  (884,161)
                                                           ===========      ===========

Balance Sheet Data:
Total Assets                                               $52,660,542       33,439,249
Federal funds sold and other short term investments          2,914,280        4,582,910
Securities available for sale                                5,329,917                0
Securities held to maturity                                  6,410,724        8,085,218
Loans, net                                                  35,015,352       17,891,230
Deposits                                                    46,604,614       29,810,861
Shareholder's Equity                                         5,989,086        3,554,968

Performance Ratios:
Return on average assets                                         -0.16%           -4.07%
Return on average equity                                         -1.35%          -22.50%
Net interest margin                                               4.07%            2.90%

Asset Quality Ratios:
Loans past due over 90 days                                      5,985                0
Non accrual loans                                                    0                0
Net charge offs                                                  5,965                0
Allowance for loan losses to total loans                          0.65%            0.59%

Per Share Data(1):
Net income                                                        (.07)           (1.23)
Book value                                                        5.83             4.93
Weighted average shares outstanding                            927,509          722,046









                                       13

Selected Consolidated Financial Data
(continued)
                                                             Year Ended December 31,
                                                              1993             1992
                                                              ----             ----
Capital Ratios:
Tier 1 risked-based capital                                      15.99%           13.87%
Total risked-based capital                                       15.39%           13.45%
Leverage capital                                                 11.19%           10.22%

(1) Retroactively restated for the 6 for 5 exchange of shares resulting from the acquisition of Somerset Valley Bank by SVB Financial Services, Inc. and assuming all of the Bank's shares were exchanged for those of the Company.

                                  RISK FACTORS

         The purchase of Common Stock in the Offering involves certain risks. In determining whether or not to make an investment in the Common Stock, current Shareholders and prospective investors are strongly urged to read and consider carefully all known material risks which are set forth below as well as the other information contained in this Prospectus.

         A DECISION TO SUBSCRIBE FOR SHARES OF COMMON STOCK MUST BE MADE PURSUANT TO EACH INVESTOR'S EVALUATION OF THE OFFERING IN THE CONTEXT OF HIS OR HER BEST INTERESTS. NEITHER THE BOARD OF DIRECTORS OF THE COMPANY, NOR MANAGEMENT MAKES ANY RECOMMENDATION TO PROSPECTIVE PURCHASERS REGARDING WHETHER OR NOT THEY SHOULD PURCHASE SHARES MADE AVAILABLE BY THIS OFFERING.

Potential Adverse Effects Of Interest Rate Changes On The Bank And The Company

         The operations of financial institutions such as the Bank are dependent to a large degree on net interest income which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. An institution's net interest income is significantly affected by market rates of interest which in turn are affected by prevailing economic conditions, by the fiscal and monetary policies of the federal government and by the policies of various regulatory agencies. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period less the amount of interest bearing liabilities maturing or repricing within that same time period. At June 30, 1996, total interest earning assets maturing or repricing within one year were less than total interest bearing liabilities maturing or repricing during the same time period by $10.1 million, representing a negative cumulative one year gap of 9.23%. Like all financial institutions, the Bank's statement of condition is affected by fluctuations in interest rates. While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. See "Management's Discussion of Financial Condition and Results of Operations."


Control of Decision Making by Management

         Prior to this offering the Directors and Executive Officers owned 600,058 shares or 51.08% of total outstanding shares. The Directors and Executive Officers have committed to purchase a minimum of 57,700 shares in this offering. After these shares are purchased the Directors and Executive Officers will hold 657,758 shares or 47.8% of the outstanding shares assuming all shares are sold. Although this will be less than the 51.08% held before the offering, they will continue to be in a position to control all of the decisions of the Company. It is important to note that the committment is a minimum amount.

Supervision And Regulation

         The Federal and state laws and regulations applicable to the Company and the Bank give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the deposit insurance funds and not for the purpose of protecting shareholders. These laws and regulations can materially affect the future business of the Company and the Bank. Laws and regulations now affecting the Company and the Bank may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change. The Company can give no assurance that future changes in laws and regulations or changes in their interpretation will not adversely affect the business of the Company and the Bank.

No Anticipated Dividends

         The assets of the Company have grown to over $110,000,000 since December 20, 1991, the date on which the Bank opened for business. In order to support the Company's future growth, the Board of Directors has decided to retain the earnings of the Company in order to maintain or exceed the necessary regulatory capital ratios and increase the book value of the stock. As a result, there are no plans to pay cash dividends at this time. This stock should not be purchased by anyone dependent on dividend income.

No Underwriter

         The Directors, Officers and Employees intend to sell the Shares themselves without the assistance of a professional underwriter. They believe that they will maximize the net proceeds to the Company and will have more control over the ownership of shares if they sell the shares without the services of a professional underwriter. However, the lack of the assistance of a professional underwriter may have an adverse effect on the ability of the Company to sell all of the shares offered hereby.

Absence Of Public Market

         There is no established public market for the Shares. The shares are neither listed on any exchange nor quoted on the Nasdaq system. Prior to the acquisition of the Bank by the Company there were a limited number of privately negotiated transfers of the Bank's stock, the price for which was not always made known to Management. In those instances where price was disclosed the consideration was $10.00/share. Although the Shares will not be restricted as to transfers, it is unknown if and when a public market in the Bank's stock will develop. While Shareholders may sell shares of common stock in the future by means of private negotiated transactions, they should expect their investment in common stock to be illiquid. Between the time a current shareholder or other participant submits a subscription form for common stock and the time that such a subscriber is able to sell such shares, there can be no assurance that the value of the common stock will not fall below the subscription price. This is especially so given the lack of an established public market for the common stock.

Arbitrary Determination of Offering Price

         The Offering price of $13.00 per Share was determined arbitrarily by the Directors and bears no relationship to established criteria of value such as assets, earnings or book value.

No Minimum Aggregate Subscription

         There is no minimum aggregate number of shares required to be sold to complete this offering. However, no investor may subscribe for less than 100 shares. If substantially less than the maximum number of shares available under the offering are sold, the Company would realize a commensurate reduction in net proceeds. Accordingly, the Company may not be able to fully implement its plans for the use of proceeds. See "Use of Proceeds."

Substantial Competition In The Banking Industry

         The Company faces substantial competition for deposits and loans from major banking and financial institutions, including many which have substantially greater resources, name recognition and market presence than the Company. Such competition comes not only from local institutions but also from out-of-state financial intermediaries that have opened loan production offices or that solicit deposits in its market area. Many of the financial intermediaries operating in the Company's market area offer certain services, such as trust and international banking services, which the Company does not offer directly. Additionally, banks with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Competitors of the Company include commercial banks, savings institutions, credit unions, insurance companies, mortgage companies, money market and mutual funds and other institutions which offer loan and investment products. See "Business-Competition".

                                  THE OFFERING

         The Company is offering a maximum of 200,000 shares of common stock at a price of $13.00 per share. While there is no aggregate minimum subscription amount in connection with this offering, no individual subscription will be accepted for less than 100 shares. Subscriptions will be received by the Company until 5:00 p.m., local time, on November 30, 1996 (unless extended by the Board of Directors to a date not later than December 15, 1996). The procedure for purchasing shares offered hereby is set forth below under "Method of Subscription". Further, terms, restrictions and conditions on any subscription are discussed in the following subsections.

         The placement of an order pursuant to the Offering is irrevocable once received by the Escrow Agent except in the event of a material change in the Offering. In addition, the Company reserves the right to extend the period for the Offering from November 30, 1996 up to December 15, 1996. Accordingly, a period of time may elapse between the submission of an order by participants and receipt of certificates for Common Stock.

Determination Of Offering Price

         The offering price of the shares offered by this Prospectus has been determined arbitrarily by the Board of Directors of the Company without regard or reference to book value, operating performance of the Bank, or any prices paid on private transfers of stock.

Right To Terminate The Offering

         The Company expressly reserves the right, in its sole discretion, at any time prior to delivery of any shares of Common Stock offered hereby, to terminate the Offering by giving oral or written notice thereof to the Escrow Agent and making a public announcement thereof. The public announcement will consist of a letter to all subscribers notifying them of the termination and the publishing of an advertisement on three days within a week in a newspaper circulated in the company's market area. If the Stock Offering is so terminated, all funds received from persons placing orders will be promptly refunded, without interest.

Plan Of Distribution

         The shares offered hereby are not being underwritten, and no brokers, dealers or salespersons have been employed to sell the shares. No discounts or commissions will be paid in connection with the shares being offered. The Offering will primarily be made by persons who serve as directors, officers, and employees of the Company or the Bank, who will solicit subscriptions from prospective subscribers by personal contact, telephone, mail, or other media.

         While no pre-emptive rights are afforded existing Shareholders in this offering, some of the sales activities will be directed toward existing Shareholders by sending a copy of the Prospectus to each such Shareholder inviting their interest. This will be undertaken simultaneously with marketing efforts to the general public as described below.

         The general public will be made aware of the Offering through one or more announcements placed in newspapers circulating in the Company's market area, see "Business-Market Area". The Company may also mail an announcement to its deposit and loan customers. The announcements will advise of the commencement of the Offering, the availability of the Prospectus, and directions for obtaining a copy thereof.

         It is also contemplated that one or more informational meetings may be scheduled to which interested persons will be invited and at which copies of the Prospectus will be distributed with representatives of the Company management present to give an overview of the Offering and answer questions raised.

         No special compensation will be paid to any officer or employee for performing any duties related to the Offering, but any of them may be reimbursed by the Company for reasonable out-of-pocket expenses, if any, incurred in connection with the sale of the shares.

         No purchaser shall be permitted to buy an amount of shares which would result in the beneficial ownership by any person of 10% or more of this Offering. The Directors of the Company reserve the right to waive these limitations in their sole discretion. The shares offered hereby are being sold on a "first come - first served" basis. That is, in the event of any oversubscription, subscriptions conforming to the stated procedure (see "Method of Subscription") will be honored in order of the date of their receipt. The Board of Directors shall have the right, in their sole discretion, to decide any questions regarding such receipt and the relative order thereof. There is no minimum number of shares required to be subscribed for to complete the Offering. However, the Directors, Officers and Employees have committed to subscribe for a minimum of 57,700 shares made available hereby. The directors, officers, employees and existing Shareholders will pay the same price per share as any other subscriber. After the 57,700 shares are purchased the Directors and Executive Officers will hold 657,758 shares or 47.8% of the outstanding shares assuming all shares are sold. Although this will be less than the 51.08% they held before the offering, they will continue to be in a position to control all of the decisions of the Company.

Method Of Subscription

         Any subscriber wishing to purchase shares offered hereby must execute a Subscription Agreement and mail it (or personally deliver it) together with payment for the shares being subscribed for by cash or check to:

                  SVB Financial Services, Inc.
                  103 West End Avenue
                  Somerville, New Jersey 08876
                  Attn: Keith B. McCarthy, Executive V.P. and Treasurer

         The form of Subscription Agreement (or a photocopy of same) should be used. The subscription price must be paid in cash or by check in U.S. dollars drawn in the order of Summit Bank as Escrow Agent for SVB Financial Services, Inc. For purposes of this "Method of Subscription", the word "check" also means a bank draft or money order.

         A Subscription Agreement will be considered for acceptance provided it is:

         (a) properly completed, dated, signed and received by the expiration date of the Offering, which is November 30, 1996 (unless the Offering is sooner terminated or extended); and

         (b) accompanied by payment in full in cash or by check or a combination thereof.

         Subscriptions once delivered cannot be revoked by a subscriber, except in the event of a material change in the offering, in which case all subscribers will be notified in writing of same and afforded the right to withdraw or modify their subscription. Subscriptions not accompaniied by payment are not considered valid subscriptions. Share certificates for shares duly subscribed and paid for will be issued as of the closing of this Offering, on or soon after November 15, 1996 (or such other date to which this Offering may be extended by the Company).

         In connection with the sale of shares offered hereby, an escrow account has been established at Summit Bank. Upon receipt of subscription funds, the Company will deposit the funds in the escrow account. The escrow funds will be held subject to acceptance of the subscriptions by the Company. If, for any reason, the Offering is canceled or withdrawn prior to the issuance of the shares offered or any subscription is rejected (in whole or in part) the funds paid by the subscriber(s) will be returned promptly.

      NO INTEREST WILL BE PAID ON FUNDS DELIVERED TO THE SUBSCRIPTION AGENT
                            PURSUANT TO THE OFFERING.


                                 USE OF PROCEEDS

         If all of the shares offered by this Prospectus are sold, the net proceeds to the Company are estimated to be $2,540,000, after deducting expenses of the Offering.

         These net proceeds will be used to assist the Company in the expansion of its business. At least half of the proceeds will be used to make a capital contribution to the Bank to: (i) support its continuing lending and investment activities; and/or (ii) purchase or open additional branches. The Bank is in the process of opening a new branch on North Bridge Street in Bridgewater Township, New Jersey, see "Business - General". The capital contribution is not required by either the FDIC or the New Jersey Department of Banking. The Bank is currently considered adequately capitalized, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital Resources." If insufficient proceeds are obtained in this offering the Bank would have to rely solely on its retained earnings for an additional source of capital for its funding.

         Other than the Bridgewater Township Branch of the Bank, the Company has not entered into any agreements for the acquisition or opening of additional new branches. However, the Company believes that the consolidation now underway in the banking industry in the Bank's market area will result in one or more opportunities to purchase an existing branch location, see "Business - Competition". The Bridgewater office is a facility that will be built on leased land. The Company is in the process of negotiating the final construction costs.

         Pending application to the uses described above, these net proceeds will be invested by the Company in short-term investments, such as federal funds, government obligations and bank deposits.

                                    DILUTION

         Because the Subscription Price is greater than the per share book value of the Common Stock, current Shareholders will not incur dilution in the book value of their Common Stock upon completion of the Offering whether or not they purchase additional shares through this Offering. Current Shareholders who do not purchase additional shares will suffer a dilution in their percentage voting interest in the Company as a result of the voting rights acquired by other investors in the Offering. It is currently estimated that the book value per share of Common Stock will increase from $7.60 at June 30, 1996 to $8.34 if all 200,000 shares is sold in the Offering. For a tabular presentation of the actual book value per share of Common Stock at June 30, 1996 and the estimated pro forma book value per share of Common Stock based on certain assumptions, see
"Capitalization". There will be dilution for new shareholders because the offering price of $13.00 per share is greater than the $8.34 book value the new shareholders will have upon completion of the offering.

         The Company has had one previous offering during the past five years. During the period March 1, 1993 to May 31, 1993 the Bank sold shares at $10.00 per share. Attached to these shares were warrants allowing the shareholder to purchase one share of common stock for every two shares purchased in that offering for $10.00 per share until March 1, 1995. When the Company acquired the Bank it did so by issuing six shares for every five shares of the Bank. This had the effect of changing the shareholders' basis in the common stock who purchased in the 1993 offering from $10.00 to $8.33 per share. The price to shareholders in this offering is $13.00 per share.

         Prior to the exchange of shares of the Company's common stock for that of the Bank, the Bank had a stock option plan, see - "Management - Stock Option Plan". The Company intends to transfer and assume these option which will total 49,200 options. These options all have an exercise price of $8.33 per share. If all of these options were to be exercised and all 200,000 were sold in this offering the book value would be $8.34.

         Voting rights per share will not change and all holders of Common Stock continue to have one vote per share. Even if some current Shareholders purchase additional shares, they may not be able to maintain their percentage voting interest since there are no preferential or preemptive rights granted to current Shareholders under the Offering. Further, shares of Common Stock may be purchased by persons who are not current Shareholders.

         The Subscription Price for the Common Stock offered hereby has been determined arbitrarily by the Board of Directors of the Company. See "Investment Considerations-Absence of Public Market and Arbitrary Determination of Offering Price". Until stock certificates are delivered, subscribing purchasers may not be able to sell the shares of Common Stock that they have purchased in the Offering. Certificates representing shares of Common Stock purchased in the Offering will be delivered as soon as practicable after the completion of the Offering.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         Management of the Company is not aware of any known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or results of operations.

Results Of Operations

         Net income for the first six months of 1996 was $248,323 or $.21 per share compared to $301,140 or $.26 per share in 1995. The decline in comparative earnings occurred during the first three months of 1996. Income for the three months ended March 31, 1996 was $78,061 compared to $141,797 in 1995. The Company opened its first branch office in the first quarter and the additional personnel, occupancy and marketing expenses had a negative impact on first quarter net income. During the second quarter of 1996, the Company experienced significant loan and deposit growth. Loans increased $13.9 million or 22% and deposits increased $14.4 million or 16.7% in the three month period. This growth was a result of a combination of the new branch office and increased marketing efforts to capitalize on the migration of consumer and business account holders dissatisfied with the deterioration of their relationships with recently consolidated larger banking institutions, see "Business - Competition". The imposition of unacceptable service charges and the perceived lack of strong levels of personal service at these larger banking institutions have driven a significant number of customers to seek new relationships with community-oriented banks such as Somerset Valley Bank. The growth in loans and deposits created an increase in net interest income which significantly improved earnings in the second quarter. Net income for the six months ended June 30, 1996 was $170,262, an increase of $92,201 or 118% from the first quarter and $8,583 or 5% from the same period last year.

         Net income for 1995 was $663,217 compared to $827,154 in 1994. It is important to note that during 1994 the Company recognized a one-time tax benefit of $307,752 primarily related to the reversal of a valuation allowance applicable to the Bank's deferred tax accounts, primarily related to net operating loss carry forwards. In comparison, the Company was fully taxable in 1995. Pretax income for 1995 increased over 1994 by $567,205 or 109%.

         Net income for 1994 was $827,154 compared to a net loss of $68,831 in 1993 and was the first year of profitability for the company. In addition to the tax benefit mentioned above an increase in net interest income of $993,435 was primarily responsible for the change to profitabiltiy.

         For a discussion concerning the provision for loan losses see "Asset Quality."

Net Interest Income

         Net interest income is the difference between the interest earned on the Company's earning assets and the interest paid on its interest bearing liabilities. It is the Company's principal source of revenue.

         The following table sets forth for the periods indicated the average daily balances of certain balance sheet items, the interest earned on earning assets and the average interest rate paid on interest bearing liabilities, net interest income and the net interest margin. Net interest margin is defined as net interest income divided by total earning assets.


                                 Six Months Ended June 30,              Years Ended December 31,
                                           1996                                  1995
                            ---------------------------------     -----------------------------------
                               Average     Average                   Average     Average
                               Balance      Rate     Interest        Balance      Rate       Interest
                            ---------------------------------     -----------------------------------
Assets:
Federal Funds Sold          $ 3,644,644     5.36%   $  96,874     $ 3,592,027     5.88%      $ 211,302
Securities Purchased
  Under Agreements to
  Resell                              0     0.00%           0               0     0.00%              0

Other Short Term
  Investments                   534,034     5.29%      14,021         283,389     5.22%         14,798

Securities Available
  for Sale                    5,204,443     5.81%     150,008       3,615,515     5.68%        205,413
Securities Held to
  Maturity                   16,004,937     6.01%     476,709      17,146,453     5.91%      1,013,811
                            -----------     ----    ---------     -----------     ----      ----------
Total Securities             21,209,380     5.96%     626,717      20,761,968     5.87%      1,219,224

Loans                        66,240,156     9.25%   3,038,992      51,047,241     9.50%      4,850,687
                            -----------     ----    ---------     -----------     ----      ----------
Total Interest Earning
 Assets                      91,628,214     8.31%   3,776,604      75,684,625     8.32%      6,296,011

Cash and Due From
 Banks                        3,796,298                             3,134,843
Allowance for Possible
 Loan Losses                   (575,635)                             (451,397)

Premises and Equipment          796,793                               490,206
Other Assets                  1,434,939                             1,033,880
                            -----------                           -----------
 Total Assets               $97,080,609                           $79,892,157
                            ===========                           ===========

















                                       23

Summary of Net Interest Income
(continued)

                                         Years Ended December 31,
                                                   1994
                                  ------------------------------------
                                     Average       Average
                                     Balance         Rate    Interest
                                  ------------------------------------
Assets:
Federal Funds Sold                $ 2,519,589       4.28%    $ 107,863
Securities Purchased
  Under Agreements to
  Resell                              441,563       4.10%       18,122

Other Short Term
  Investments                         393,133       3.72%       14,624

Securities Available
  for Sale                          4,707,132       4.02%      189,260
Securities Held to
  Maturity                         11,864,436       4.70%      558,076
                                  -----------       ----     ---------
 Total Investment
 Securities                        16,571,568       4.51%      747,336

Loans                              40,141,035       8.74%    3,508,379
                                  -----------       ----     ---------
Total Interest Earning
 Assets                            60,066,888       7.32%    4,396,324

Cash and Due From
 Banks                              2,558,955
Allowance for Possible
 Loan Losses                         (294,854)

Premises and Equipment                475,411
Other Assets                          540,111
 Total Assets                     -----------
                                  $63,346,511
                                  ===========















                                       24

                                 Six Months Ended June 30,              Years Ended December 31,
                                           1996                                  1995
                            ---------------------------------     -----------------------------------
                               Average     Average                   Average     Average
                               Balance      Rate     Interest        Balance      Rate       Interest
                            ---------------------------------     -----------------------------------
Liabilities and
Shareholders' Equity

Savings Deposits            $ 6,218,195     3.15%  $   96,997     $ 5,942,451     3.27%    $  194,042
Money Market Deposit
Accounts                      9,497,291     3.19%     150,451       8,366,762     3.54%       296,300
Now Accounts                  5,514,953     2.47%      67,676       4,417,143     2.31%       102,187
Time Deposits                52,439,095     5.42%   1,408,356      41,703,884     5.46%     2,278,185
                            -----------     ----    ---------     -----------     ----     ----------
  Total Interest
bearing Deposits             73,669,534     4.72%   1,723,480      60,430,240     4.75%     2,870,714
Borrowed Funds                        0        0            0           2,740     6.20%           170
                            -----------     ----    ---------     -----------     ----     ----------
  Total Interest
bearing Liabilities          73,669,534     4.72%   1,723,480      60,432,980     4.75%     2,870,884
Demand Deposits              14,099,185                            10,838,744
Accrued Expenses and
 other Liabilities              543,283                               492,190
Shareholders' Equity          8,768,607                             8,128,243
                             ----------                            ----------

 Total Liabilities and
Shareholders' Equity         $97,080,609                          $79,892,157
                             ===========                          ===========

Net Interest Income                                $2,053,124                              $3,425,127
                                                   ==========                              ==========
Net Interest Margin                         4.52%                                 4.53%





















                                       25

Summary of Net Interest Income
(continued)

                                        Years Ended December 31,
                                                  1994
                                  ------------------------------------
                                      Average       Average
                                      Balance        Rate     Interest
                                  ------------------------------------
Liabilities and
Shareholders' Equity

Savings Deposits                   $ 7,611,311       3.31%   $  251,573
Money Market Deposit
Accounts                             8,619,199       3.12%      268,781
Now Accounts                         4,445,435       2.35%      104,581
Time Deposits                       27,492,118       4.15%    1,140,566
                                   -----------       ----     ---------
  Total Interest
bearing Deposits                    48,168,063       3.67%    1,765,501
Borrowed Funds                           8,219       4.94%          406
                                   -----------       ----     ---------
  Total Interest
bearing Liabilities                 48,176,282       3.67%    1,765,907
Demand Deposits                      8,901,103
Accrued Expenses and
 other Liabilities                     156,264
Shareholders' Equity                 6,112,862
                                   -----------

 Total Liabilities and
Shareholders' Equity               $63,346,511
                                   ===========

Net Interest Income                                          $2,630,417
                                                             ==========
Net Interest Margin                                  4.38%


The following table presents the changes in net interest income attributable to either a change in volume or a change in rate.

                                                        Six Months Ended June 30,                    Years Ended December 31,
                                                             1996 vs. 1995                                1995 vs. 1994
                                                        Increase (Decrease) Due to                  Increase (Decrease) Due to
                                                               Changes in:                                  Changes in:
Increase (Decrease) in                            Volume          Rate          Total          Volume          Rate         Total
                                                  ------          ----          -----          ------          ----         -----
Interest Income:

Federal Funds Sold .......................   $    35,535    $    (6,292)   $    29,243    $    55,052    $    48,387    $   103,439
Securities Purchased Under
  Agreements to Resell ...................             0              0              0        (18,122)             0        (18,122)
Other Short Term Investments .............         9,758           (367)         9,391           (390)           564            174

Securities Available for Sale ............        50,147         13,176         63,323        (20,681)        36,834         16,153
Securities Held to Maturity ..............       (52,860)        23,048        (29,812)       288,937        166,798        455,735
                                              ----------    -----------     ----------    -----------    -----------    -----------
  Total Securities .......................        (2,713)        36,224         33,511        268,256        203,633        471,888

Loans ....................................       840,161        (67,793)       772,368      1,016,147        326,161      1,342,308
                                              ----------    -----------     ----------    -----------    -----------    -----------
Total Interest Income ....................       882,741        (38,228)       844,513      1,320,943        578,744      1,899,687
                                              ----------    -----------     ----------    -----------    -----------    -----------

Interest Expense:
Savings Deposits .........................         1,302         (4,997)        (3,695)       (54,529)        (3,002)       (57,531)
Money Market Deposit Accounts ............        20,381        (11,778)         8,603         (7,578)        35,097         27,519
Now Accounts .............................        17,780          3,788         21,568           (663)        (1,731)        (2,394)
Time Deposits ............................       353,817         33,530        387,347        705,403        432,216      1,137,619
                                              ----------    -----------     ----------    -----------    -----------    -----------
  Total Interest bearing Deposits ........       393,280         20,543        413,823        642,633        462,580      1,105,213
Borrowed Funds ...........................          (170)             0           (170)          (383)           147           (236)
                                              ----------    -----------     ----------    -----------    -----------    -----------
  Total Interest Expense .................       393,110         20,543        413,653        642,250        462,727      1,104,977
                                              ----------    -----------     ----------    -----------    -----------    -----------

Change in Net Interest Income ............   $   489,632    $   (58,772)   $   430,860    $   678,693    $   116,017    $   794,710
                                             ===========    ===========    ===========    ===========    ===========    ===========


Six Month's  1996 vs. 1995

         Net interest income was $2,053,124 for the first six months of 1996 as compared to $1,622,264 for the same period in 1995, an increase of $430,860. Most of this increase was attributable to the growth in average earning assets which were $71.4 million in the first half of 1995 and $91.6 million in the first half of 1996. Almost all of this increase occurred in loans. The Company experienced significant loan growth including commercial, consumer and mortgage loans. Total loans averaged $66.2 million for the first six months of 1996 compared to $47.9 million for the same period in 1995, an increase of $18.3 million or 38%. Yields on loans declined by 30 basis points, however, the overall yield on earning assets increased 4 basis points because the percentage of earning assets made up by loans increased from 67% in the first half of 1995 to 72% in the first half of 1996. The increase in loan volume accounted for $840,161 of the $844,513 increase in interest income.

          Supporting the Company's earning assets were its interest bearing deposits and noninterest bearing sources of funds such as capital and demand deposits. Interest bearing deposits were $73.7 million in 1996 compared to $57.4 million in 1995. The increase included all categories of deposits from lower yielding savings to the higher yielding time deposits. Because of the increases in loan demand, the Company has been aggressive in its pricing of time deposits. This, combined with an increase in the overall market interest rates in the second quarter of 1996 caused the cost of interest bearing liabilities to increase 12 basis points from the comparable period in 1995. Increases in noninterest sources of funds offset the increased cost of interest bearing liabilities slightly but not enough to offset the decline in the yield on earning assets. Consequently, the net interest margin declined 6 basis points to 4.52%. It is management's goal to manage its interest rate risk in order to maintain as stable a net interest margin as possible.

          The decline in the net interest margin resulted in a reduction in net interest income of approximately $58,772. This reduction was offset by an increase in net interest income due to an increase in volume, leaving a net increase of $430,860.

1995 vs. 1994

          Net interest income increased by $794,710 in 1995 as compared to 1994. Most of this increase was attributable to the growth in the volume of the Company's earning assets. The average daily balance in earning assets increased by $15,617,735 or 26% from the 1994 average. Almost 70% of this increase took the form of loans as the Company continued to experience strong loan demand in 1995 in both the commercial and consumer portfolios. The loans to deposits ratio, a measure of the percentage of deposits that the Company invests in loans, which generally provide a higher return than investments and federal funds sold, increased from 70.3% in 1994 to 71.6% in 1995. The growth in volume as well as the improvement of the mix in earning assets provided approximately $1,320,943 of the $1,899,687 increase in interest income. The remainder was provided by a 100 basis point increase in the yield on earning assets. Interest rates in general increased substantially during much of 1994. They remained fairly stable through 1995 before declining slightly in the second half of the year.

         Average interest bearing deposits for 1995 increased $12,262,177 or 25% from 1994. Most of this increase was in the form of time deposits as the Company continued to aggressively price its certificates of deposit in order to attract new customers. The overall cost of interest bearing liabilities increased 108 basis points from 3.67% to 4.75% due to the 1994 increases in interest rates mentioned above. Offsetting this increased cost was a growth in the average balance of noninterest sources of funds. Average demand deposits increased $1,937,641 or 22% due to increases in commercial checking accounts. Average shareholders' equity increased $2,015,381 due mostly to the issuance of common stock as a result of the exercise of stock warrants issued in the 1993 stock offering, which expired on March 1, 1995.

          The increases in non-interest sources of funds coupled with the growth in the yield on earning assets contributed to the improvement in the Company's net interest margin from 4.38% in 1994 to 4.53% in 1995. The improvement in the net interest margin contributed approximately $116,017 to the increase in net income while the overall growth of the balance sheet contributed $678,693.

OTHER INCOME:

          A comparison of the major components of other income is included in the following table:

                                                                        Six Months Ended:                      The Years Ended:
                                                                     1996               1995               1995               1994
                                                                     ----               ----               ----               ----
Service Charges on Deposit Accounts ...................          $  79,009           $  52,461          $ 120,411          $ 108,060
Gain (Loss) on the Sale of Securities .................             (2,117)              2,336              2,336                  0
Gain on the Sale of Loans .............................             43,513             101,696            181,599             59,358
Other Income ..........................................             37,636              30,009             58,474             40,224
                                                                 ---------           ---------          ---------          --------
                                                                 $ 158,041           $ 186,502          $ 362,820          $ 207,642
                                                                 =========           =========          =========          =========

         Other income declined $28,461, or 15% during the first six months of 1996 in comparison with the same period in 1995. The Company is a preferred SBA lender and, as such, it originates SBA loans and sells the government guaranteed portions in the secondary market while retaining the servicing. It is important to note that SBA loans are not the primary focus of the Company's loan business. SBA loans are originated when management concludes that the borrower is a candidate and is better served through SBA financing. The amount of gains recognized on SBA loans is dependent on the volume of new SBA loans generated each quarter. These amounts can vary greatly from quarter to quarter and year to year. It is not considered part of the Company's core earnings. These gains amounted to $43,513 in 1996 as compared to $101,696 in 1995 and is responsible for the decline in other income. Offsetting part of that decline was an increase in service charges on deposit accounts of $26,548 or 51% caused by an increase in the number of both commercial and consumer checking accounts and an increase in the charge for overdraft fees. Other income increased $7,627 or 25% mostly from servicing fees on SBA loans sold.

          Other income increased $155,178 or 75% for the year ending December 31, 1995 as compared with the same period in 1994. Most of the increase was due to gains on the sale of SBA loans. During 1995, the Company recognized gains from the sales of 17 SBA loans totaling $181,599.

          Service charges on deposit accounts increased $12,351 or 11% in 1995 compared to 1994 due mostly to account maintenance and overdraft fees on commercial checking accounts. These increases were a result of volume increases since the Bank did not change its rate of service charges. In order to attract and maintain commercial demand deposits, the Company's service charges are competitive in comparison to other banks.

          The increase in other income of $18,250 was also almost entirely due to servicing fees on the SBA loans sold as mentioned above.

OTHER EXPENSE

          A comparison of the major components of other expense is presented in the following table:

                                                                    Six Months Ended:                        The Years Ended:
                                                               1996                 1995                1995                 1994
                                                               ----                 ----                ----                 ----
Salaries and Employee Benefits .................           $  853,241           $  604,201           $1,269,371           $1,055,231
Occupancy Expense ..............................              188,483              113,600              240,049              221,109
Equipment Expense ..............................              114,653               82,923              174,985              152,552
Other Expenses .................................              493,719              426,076              810,935              733,765
                                                           ----------           ----------           ----------           ----------
                                                           $1,650,096           $1,226,800           $2,495,340           $2,162,657
                                                           ==========           ==========           ==========           ==========

          Total noninterest expenses increased $423,296 or 35% during the comparable six month periods from 1995 to 1996. In February of 1996 the Company opened its first branch office at the Hillsborough Centre Shopping Center. Although the branch had accumulated over $6.6 million in deposits as of June 30, 1996, it was not expected to generate sufficient volumes in the initial months to cover expenses. Salaries and benefits expense accounted for $249,040 of the total increase in expenses. The branch employs five full time people. In addition, during 1995, the Company added additional staff especially in the lending area and back office operations in order to properly service the Company's growth in deposit and loan volume. These additions were not present for the full year in 1995.

         Occupancy increased $74,883 or 66% and equipment increased $31,730 or 38% mostly due to the opening of the new branch as well as equipment purchased for the other new staff members.

         Other expenses increased $67,643 or 16%. Over $43,000 of this increase was from additional advertising and business development expenses much of which was caused by the grand opening of the Hillsborough Office. The Company has also had to advertise more aggressively for deposits in order to fund loan demand. Outside services and data processing increased over $27,700 due to the growth of the Company and increased transaction volume. Fees paid to Directors for Board and Committee meetings increased $17,000.

          Total non-interest expenses for the year ended December 31, 1995 increased $332,683 or 15% from the same period in 1994. As a relatively new organization, the Company has shown significant growth in assets in its first four years of operation. As a result, expenses have had to grow in order to support and service the Company's asset growth.

          Salary and Benefits expense accounts for approximately half of all non-interest expenses. As mentioned previously, the growth of the Company during 1995 made it necessary for the Company to add additional staff especially in the lending department and back office operations. The Company also paid performance bonuses to most of its officers and employees. These factors caused salary and benefits expense to increase $214,140 or 20%. Most of the $18,940 increase in occupancy expense was due to increased rental expense. The Company began leasing additional space at its back office facility at 117 West End Avenue and is also leasing land on North Bridge Street in Bridgewater township for the proposed branch office.

          The increase in equipment expense resulted from purchases of furniture and computer equipment for the additional banking staff as well as increased costs for equipment maintenance.

          Other expenses increased $77,170 or 10.52% during 1995. Data Processing costs increased $19,766 due to the increase in transaction volume. Marketing and Business development costs increased $20,915 as the Company became more aggressive in advertising in both newspaper and radio. Stationery and supplies increased $18,309 as the cost of paper and transaction volume increased. Directors fees increased $23,100. Offsetting some of these increases was a decline in FDIC insurance of $35,821, since the FDIC substantially lowered premium rates in the second half of 1995. Legal, examination and accounting expenses also showed a decline of $7,010.

INVESTMENT PORTFOLIO

         The Company's investment portfolio is made up of securities available for sale and securities which it has the ability and the intent to hold to maturity. The securities available for sale are to be used to fund increases in loan demand or possible outflows of deposits. The securities held to maturity are to be matched against maturing liabilities in order to attempt to maintain a balance in the repricing of the Company's earning assets and interest bearing liabilities. Maturing securities may also be used to fund increases in loan demand or allow for the outflow of deposits with which they are matched.

          The following table sets forth the amortized cost and estimated market values of securities in the investment portfolios as of June 30, 1996 and December 31, 1995 and 1994.

                                                Six Months Ended June 30,                   Years Ended December 31:
                                                         1996                           1995                       1994
                                               --------------------------     ------------------------    ----------------------
                                                                Estimated                    Estimated                 Estimated
                                               Amortized          Market      Amortized        Market     Amortized      Market
                                                 Cost             Value         Cost           Value        Cost         Value
                                               ----------       ----------    ----------     ----------   ----------   ----------
Available for Sale:
U.S. Treasury Securities                       $1,494,959       $1,496,397    $3,543,131     $3,555,219   $1,244,970   $1,231,732
U.S. Government Agency Securities               1,992,819        1,955,269       791,688        791,338    1,505,934    1,483,093
Mortgage Backed Securities                        375,975          377,120       525,452        528,181      781,503      759,126
                                               ----------       ----------    ----------     ----------   ----------   ----------
                                               $3,863,753       $3,828,786    $4,860,271     $4,874,738   $3,532,407   $3,473,951
                                               ==========       ==========    ==========     ==========   ==========   ==========
Held to Maturity:
U.S. Treasury Securities                       $ 6,010,611      $ 6,016,328   $ 6,263,561    $ 6,310,157  $10,451,824   10,329,953
U.S. Government Agency Securities                7,988,308        7,935,625     6,094,722      6,126,613    4,337,200    4,312,707
Other Securities                                   497,198          501,250       496,147        506,875    1,293,804    1,271,808
Mortgage Backed Securities                       1,626,950        1,596,361     1,726,393      1,705,496    2,008,335    1,898,220
                                               -----------      -----------   -----------    -----------  -----------  -----------
                                               $16,123,067      $16,049,564   $14,580,823    $14,649,141  $18,091,163   17,812,688
                                               ===========      ===========   ===========    ===========  ===========  ===========

Note: With regard to mortgage backed securities the company does not hold any private issue CMOs. None of the mortgage backed securities are classified as "high risk" under FFIEC policy statement criteria. As of June 30, 1996 there was no one issuer where the aggregrate book value or aggregate market value exceeds ten percent of shareholders' equity.

The maturity distribution and weighted average yield of the Company's investment portfolio as of June 30, 1996 is as follows:

                                                                  Due in:
                                                               One Year or        After 1 year
                                                                  Less           Through 5 years          Total
                                                                  ----           ---------------          -----
Available for Sale:
U.S. Treasury Securities
 Market Value ...................                            $   1,496,397                           $   1,496,397
 Yield ..........................                                     5.74%                                   5.74%
U.S. Government Agency Securities
 Market Value ...................                            $     492,300       $   1,462,969       $   1,955,269
 Yield ..........................                                     5.17%               5.76%               5.61%
Mortgage Backed Securities
 Market Value ...................       $     377,120                                                $     377,120
 Yield ..........................                7.21%                                                        7.21%

Held to Maturity:
U.S. Treasury Securities
 Book Value .....................                            $   5,014,031       $     996,579       $   6,010,610
 Yield ..........................                                     5.73%               6.29%               5.82%
U.S. Government Agency Securities
 Book Value .....................                            $   3,001,493       $   4,986,815       $   7,988,308
 Yield ..........................                                     5.45%               6.10%               5.86%
Other Securities
 Market Value ...................                                                $     497,198       $     497,198
 Yield ..........................                                                         6.85%               6.85%
Mortgage Backed Securities
 Market Value ...................       $   1,626,950                                                $   1,626,950
 Yield ..........................                6.00%                                                        6.00%

         Note: Mortgage backed securities are not included because expected maturities will differ from contractual maturities. Borrowers may have the right to prepay or call obligations with or without call or prepayment penalties. U.S. Government Agency Securities which are callable before their stated maturity are included in the table at their stated maturity.

LOANS
          The following table summarizes the Company's loan portfolio as of June 30, 1996 and December 31, 1995 and 1994.

                                           June 30,           December 31,
                                            1996           1995          1994
                                        -------------- -------------------------
Secured by Real Estate:
  Residential Mortgage ...............   $23,471,964   $21,466,489   $17,507,136
  Commercial Mortgage ................    20,809,304    15,700,266    12,825,013
  Construction .......................     2,787,913     2,812,000     3,234,618
Commercial & Industrial ..............    16,182,687    12,554,205     7,525,585
Loans to Individuals for Automobiles .    10,105,300     5,425,201     1,187,858
Other Loans to Individuals ...........     3,953,142     2,186,267     3,184,817
                                         -----------   -----------   -----------
                                         $77,310,310   $60,144,428   $45,465,027
                                         ===========   ===========   ===========

         Note: The Company's commercial loans are not concentrated within a single industry or group of related industries.

          The Company experienced significant loan growth during the first six months of 1996. The loan portfolio increased by $17.2 million or 28.5% from December 31, 1995. Since the Company began operations, its main emphasis with respect to lending was the small to medium sized businesses and professionals in its market area. This market segment continues to make up the bulk of the Company's lending. One of the reasons for the significant loan growth was the apparent inability of the larger regional and out-of-state banks to adequately service this segment of the market. It is important to note that in the table above 29% of the loans secured by residential real estate as of June 30, 1996 were for commercial purposes. It is common for small business owners to secure the commercial loans with their personal residences.

          During 1995, the Company began actively seeking relationships with local automobile dealerships for the purpose of indirect financing of consumer automobile loans. At June 30, 1996, the Company was performing such financing for nine dealerships. Automobile loans increased $4.2 million in 1995 and $4.6 million in the first six months of 1996. After declining in 1995, other loans to individuals increased by $1.8 million in 1996.

          The following table sets forth the Company's total loans by maturity and interest rate sensitivity as of June 30, 1996.

                                                      June 30, 1996
                                  Maturity           After 1 Through             After
                               Within 1 Year             5 Years                5 years             Total
                               -------------          -----------             -----------        -----------
Loans with fixed rates         $ 7,130,195            $27,794,835             $   757,703        $36,682,733

Loans with floating rates       14,256,747             11,474,584              15,896,246         41,627,577
                               -----------            -----------             -----------        -----------
  Total                        $21,386,942            $39,269,419             $16,653,949        $77,310,310
                               ===========            ===========             ===========        ===========

ASSET QUALITY:

          Various degrees of credit risk are associated with substantially all investing activities. The lending function, however, carries the greatest risk of loss. Risk elements include loans past due, nonaccrual loans, renegotiated loans, other real estate owned and loan concentrations. The Company closely monitors its loan portfolio to minimize the risk of delinquency and problem credits. As a general rule a loan that is past due for principal or interest in excess of ninety days is placed on a nonaccrual basis unless circumstances exist that would lead management to find that nonaccrual is unnecessary (i.e., liquidation of collateral or the borrower has the ability to bring the loan current as to principal and interest).


         The Company's loan portfolio consists of commercial loans, commercial mortgages, real estate construction loans, residential mortgage loans and consumer loans.

         The Company's commercial loans are primarily made to small businesses and profesionals in its market area with maturities between one and five years. The majority of these loans are collateralized by real estate consisting of single family homes and further secured by personal guarantees. The Company requries that there be a loan to value ratio not exceeding 80% on these loans. The Company also reviews borrowers' cash flows in analyzing loan applications. Risks inherent in these loans include risks that a borrowers cash flow generated from its business may not be sufficient to repay the loans, either because of general economic downturns, downturns specific to the borrower's business or interest rate changes which cause deterioration in a borrower's cash flow as well as risks associated with the collateral securing the loans, such as possible deterioration in value of the collateral or environmental contaminataion of the collateral.

         Commercial mortgages are made to small businesses and professionals in the market area to purchase commercial real estate for use in their businesses. The Company will generally not finance in excess of 70% of appraised value. In reviewing a borrower's qualifications, the Company pays particular attention to cash flow. In addition, the Company frequently requires personal guarantees. Risk factors associated with these loans include general economic performance which will affect vacancy rates for commercial properties and the ability of businesses to maintain cash flows as well as the resale value which may be yielded on a particular property.

         The Company originates and retains residential mortgage loans. They are generally written with a three or five year fixed rate which adjusts annually therafter for the life of the loan, which may be up to 30 years. The Company does not lend in excess of 80% of the appraised value. Risks inherent in these loans include the employment stability and earnings potential of the borrower as well as potential resale values associated with the collateral securing these loans.

         The Company makes construction loans to individuals with expertise in the industry or to owner occupied projects. The loans are generally on projects for which a sales contract has been executed and for which permanent mortgage financing is in place. The Company does not finance the purchase of raw land and will lend up to 70% of the appraised completed value of the project. Risks inherent with these loans include performance of the general economy which will affect whether the sale of the project actually closes despite its contracted status and the risk inherent with whether the construction of a project will actually be completed and completed within budget. Environmental factors may affect whether a project can be completed and the cost associated with its completion.

         Consumer loans are made on a secured and unsecured basis for the purpose of financing the purchase of consumer goods. Employment, income and credit rating are the risk factors inherent in these loans.

          The following table summarizes the composition of the Company's nonperforming assets as of the dates indicated.

                                               June 30,   Dec. 31,      Dec. 31,
                                                 1996       1995          1994
                                               -------     ---------    --------
Nonperforming assets (1):
Nonaccruing loans
 Commercial and construction ..............    $  --       $    --      $   --
 Real Estate - mortgage ...................     41,099          --          --
 Installment ..............................       --            --          --
                                               -------     ---------    --------
  Total nonaccrual loans ..................     41,099          --          --

Restructured loans ........................       --            --          --
                                               -------     ---------    --------
  Total nonperforming loans ...............     41,099          --          --
Other real estate owned ...................       --            --          --
                                               -------     ---------    --------
  Total nonperforming loans ...............    $41,099     $    --      $   --
                                               =======     =========    ========

Loans past due 90 days or more (2) ........    $  --       $    --      $   --
                                               =======     =========    ========

Nonperforming loans to total loans ........       0.05%       NA           NA

Nonperforming assets to total assets ......       0.04%       NA           NA
Allowance for loan losses to
  nonperforming loans .....................    1612.76%       NA           NA


(1) Nonperforming assets excludes loans past due 90 days or more and still accruing.

(2) Loans past due 90 days or more and still accruing.

          In addition to the loans listed above, there were two commercial loans totalling $39,861 that, although not past due on June 30, 1996, were considered potential problem loans. Both of these loans were charged off in August 1996.

          The following table summarizes the activity in the allowance for possible loan losses for the period indicated.

                                             Six months           Years Ended
                                               Ended                Dec. 31,
                                           June 30, 1996      1995          1994
                                           -------------   ---------     ---------
Balance, beginning of period .............   $ 527,019     $ 372,062     $ 231,035
Loans charged off
 Commercial and construction .............      (2,375)      (43,969)         --
 Real Estate - mortgage ..................        --            --            --
 Installment .............................      (9,331)       (7,074)      (15,846)
                                             ---------     ---------     ---------
  Total charge offs ......................     (11,706)      (51,043)      (15,846)
                                             ---------     ---------     ---------

Recoveries of loans previously charged off
 Commercial and construction .............        --            --            --
 Real Estate - mortgage ..................        --            --            --
 Installment .............................       2,514          --             873
                                             ---------     ---------     ---------
  Total recoveries .......................       2,514             0           873
                                             ---------     ---------     ---------

Net loans charged off ....................      (9,192)      (51,043)      (14,973)
                                             ---------     ---------     ---------

Provision charged to expense .............     145,000       206,000       156,000
                                             ---------     ---------     ---------

Balance, end of period ...................   $ 662,827     $ 527,019     $ 372,062
                                             =========     =========     =========

Net charge offs as a percentage of
 average loans outstanding during
 the period...............................        0.01%         0.10%         0.04%

Allowance for loan losses to total
 loans ...................................        0.85%         0.88%         0.82%

Allowance for loan losses to
  nonaccrual loans .......................     1612.76%           NA            NA

          The Company attempts to maintain an allowance for possible loan losses at a sufficient level to provide for potential losses in the portfolio. Loan losses are charged directly to the allowance as they occur and any recoveries are credited to the allowance. The allowance for possible loan losses is increased periodically through charges to earnings in the form of a provision for loan losses.

         Factors that influence management's judgment in determining the amount of the provision for loan losses include an ongoing review of the overall quality of the loan portfolio by the Company's credit analyst who has no lending authority, management's continuing evaluation of loans and the assignment of a specific risk rating to all nonconsumer borrowing, an evaluation of prevailing and anticipated economic conditions and their related effects on the existing portfolio, loan classifications and evaluations as a result of periodic examinations by Federal and State supervisory authorities and comments and recommendations of the Company's independent public accountants as a result of their annual audit of the financial statements. It is management's practice to review the allowance on a monthly basis to determine the provision to be made.

         The increases in the Company's provision for loan losses during the periods indicated are primarily a result of increases in the outstanding loan balances and not a deterioration of credit quality. As noted in the table above the company had no nonperforming loans in either 1995 or 1994, and non performing loans as of June 30, 1996 totaled $41,099 or .05% of total loans. As noted in the table above the company's charge off history shows relatively small percentages of net charge-offs.

          The following table depicts an approximate allocation of the allowance for loan losses as of the dates indicated:

        Balance at               June 30,        Percent of        December 31,     Percent of       December 31,      Percent
       End of Period               1996            Loans to           1995           Loans to           1994           Loans to
      Applicable to:             Amount          Total Loans         Amount         Total Loans        Amount         Total Loans
      --------------             ------          -----------         ------         -----------        ------         -----------
Commercial and construction ...  $474,915           63.12%          $434,775           61.26%          306,940           67.32%
Real Estate ...................    31,897           21.60%            33,547           26.37%           23,683           26.11%
Installment ...................   156,015           15.98%            58,697           12.37%           41,439            6.57%
                                 --------           ------          --------          ------           -------          ------
                                 $662,827          100.00%          $527,019          100.00%          372,062          100.00%
                                 ========          ======           ========          ======           =======          ======

INTEREST RATE SENSITIVITY:

          Management of interest rate sensitivity is an important element of both earnings performance and maintaining sufficient liquidity. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is positive when the amount of interest-earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within that same period and is negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of interest-earning assets maturing or repricing within the same period. Accordingly, during a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. A negative gap may result in the yield on an institution's interest-earning assets increasing at a slower rate than the increase in an institution's cost of interest-bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its interest-earning assets at a slower rate than its interest-bearing liabilities which, consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.

          The Company's Asset/Liability Management Committee is composed of certain officers of the Company (the "ALCO Committee") and controls asset/liability management procedures. The purpose of the ALCO Committee is to review and monitor the volume and mix of the interest sensitive assets and liabilities consistent with the Company's overall liquidity, capital, growth and profitability goals.

          The following table reflects, as of June 30, 1996, the interest sensitivity gap position of the Company and the repricing of interest-earning assets and interest-bearing liabilities in accordance with their contractual terms in given time periods:

                                                                                  Maturity or Repricing in (2)
                                                               Due in          Between         After         Non-
                                                               90 Days         91 Days -        One         Interest
                                                               or Less         One Year        Year          Bearing         Total
                                                              ---------      ---------      ---------      ---------      ---------
ASSETS:
 Securities .............................................     $   8,156      $   4,934      $   7,187      $    --        $  20,277
 Federal Funds Sold .....................................         5,225           --             --             --            5,225
 Loans ..................................................        32,112         12,660         32,905             46         77,723
 Valuation Reserve (1) ..................................          --             --             --             (763)          (763)
Non-interest earning assets .............................          --             --             --            7,674          7,674
                                                              ---------      ---------      ---------      ---------      ---------
  Total Assets ..........................................     $  45,493      $  17,594      $  40,092      $   6,957      $ 110,136
                                                              ---------      ---------      ---------      ---------      ---------

LIABILITIES AND STOCKHOLDER'S EQUITY
 Interest-bearing liabilities:
  Money market accounts .................................     $  10,273      $    --        $    --        $    --        $  10,273
  NOW accounts ..........................................         6,830           --             --             --            6,830
  Other savings deposits ................................         6,943           --             --             --            6,943
  Time CD's over $100,000 ...............................         4,993          3,809            816           --            9,618
  Other time deposits ...................................        13,744         26,659          8,928           --           49,331
                                                              ---------      ---------      ---------      ---------      ---------
   Total interest-bearing liabilities ...................        42,783      $  30,468      $   9,744              0         82,995
                                                              ---------      ---------      ---------      ---------      ---------
Non-interest-bearing liabilities ........................          --             --             --           17,824         17,824
Other liabilities .......................................          --             --             --              388            388
Stockholder's equity ....................................          --             --             --            8,929          8,929
                                                              ---------      ---------      ---------      ---------      ---------
  Total Liabilities and Stockholder's Equity ............     $  42,783      $  30,468      $   9,744      $  27,141      $ 110,136
                                                              ---------      ---------      ---------      ---------      ---------

Interest Rate Sensitivity Gap ...........................     $   2,710      $ (12,874)     $  30,348      $ (20,184)
                                                              ---------      ---------      ---------      ---------      ---------

Cumulative Gap ..........................................     $   2,710      $ (10,164)     $  20,184

Cumulative Gap to Total Assets ..........................          2.46%        (9.23%)         18.33%            --            --
                                                              ---------      ---------      ---------      ---------      ---------

(1) Valuation Reserves include allowance for loan losses and deferred loan fees.

(2) The following are the assumptions that were used to prepare the Gap analysis:

     (A) Securities "available for sale" are placed in due in 90 days or less since they can be sold at any time.

     (B) Callable securities are spread based on their actual maturity date.

                                       41

     (C) Loans are spread based on the earlier of their actual maturity date or the date of their first potential rate adjustment.

     (D) Money market accounts, NOW accounts, and other savings account are subject to immediate withdrawal.

     (E) Time deposits are spread based on their actual maturity date.

         It is managements policy to maintain the Company's cumulative gap ratios at +/-10% for 90 days or less, +/-20% for between 91 days and one year.

         While gap analyis is a general indicator of the potential effect that changing inerest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap analysis. Money-market deposits, for example, which have no contractual maturity, are assigned a repricing interval of 90 days. Management can influence the actual repricing of the deposits independent of the gap assumption. Third, the gap analysis represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change. Volatility in interest rates can also result in disintermediation, which is the flow of funds away from financial institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiiums and reserve requirements, generally pay higher rates of return than financial institutions. See "Management's Discussion of Financial Condition and Results of Operations."

Deposits

    Following is the average balances and rates paid on deposits for the periods indicated.

                                              Six Months Ended:                         Years Ended:
                                                June 30, 1996                           December 31,
                                                                            1995                          1994
                                            Average                       Average                        Average
                                            Balance           Rate        Balance            Rate        Balance           Rate
                                          -----------          ----     -----------          ----     -----------          ----
Demand Deposits ..........................$14,099,185            --     $10,838,744            --     $ 8,901,103            --
Savings Deposits .........................  6,218,195          3.15%      5,942,451          3.26%      7,611,311          3.31%
Money Market Deposit Accounts ............  9,497,291          3.19%      8,366,762          3.54%      8,619,199          3.12%
NOW Accounts .............................  5,514,953          2.47%      4,417,143          2.31%      4,445,435          2.35%
Time Deposits ............................ 52,439,095          5.42%     41,703,884          5.46%     27,492,118          4.15%
                                          -----------          ----     -----------          ----     -----------          ----
 Total ...................................$87,768,719          3.96%    $71,268,984          4.03%    $57,069,166          3.09%
                                          ===========          ====     ===========          ====     ===========          ====

          Following is the maturity distribution of time certificates of deposit $100,000 and over at June 30, 1996:

          Three months or less                           $4,993,000
          Over three months through twelve months         3,809,000
          Over 1 year through five years                    816,000
                                                         ----------
                                                         $9,618,000
                                                         ==========
LIQUIDITY:

          The Company's liquidity is dependent on the successful management of its assets and liabilities so as to meet the needs of both its deposit and credit customers. The Company's liquidity needs arise principally to accommodate possible deposit outflows and meet loan demand.

         The Company's liquidity represented by cash and cash equivalents is a product of its operating investing and financing activities. During the six months ended June 30, 1996, the Company generated a negative cash flow from operations of $138,818. This was primarily attributed to an increase in other assets of $510,651.

         Net cash used in investing activities was $17,805,144. Almost all of this amount was used to fund loan demand as the Company has experienced significant loan demand during 1996. Proceeds from the sale of securities of $1,994,043 and the maturities of securities of 7,095,727 were used to purchase securities totaling 9,589,210.

         The net increases in loans were funded by cash provided by financing activities which totaled $21,148,946. Increases in time deposits of $12,990,712 represented the majority of the increase while non interest bearing and interest bearing demand deposits provided $5,948,327.

         A total increase in cash and cash equivalents of $3,204,984 during the period. In addition to cash and cash equivalents, the Company's primary liquidity includes securities available for sale and securities held to maturity that mature in one year or less. These totaled $23,009,234 inclusive of cash and cash equivalents at June 30, 1996 and represent 20.9% of total assets. The Company believes its liquidity position is sufficient to provide funds to meet future loan demand or the possible outflow of deposits.

Return on Assets and Return on Equity:

          The following table depicts returns on average assets and returns on average equity for the periods indicated:

                                                              Six Months                          Years Ended
                                                                  Ended:                            December 31,
                                                             June 30, 1996 (1)             1995                   1994
                                                             -----------------             ----                   ----
Return on Average Assets .....................................      .51%                   .83%                   1.30%
Return on Average Equity .....................................     5.68%                  8.16%                  13.50%
Average Equity to Average Assets..............................     9.03%                 10.17%                   9.65%
          (1) annualized

          The decline in the return on average assets and return on average equity was the result of the additional expenses from the opening of the Hillsborough Office in February 1996. See "Results of Operations". It is also important to note that if the one time tax benefit taken in 1994 were excluded the return on average assets in 1994 would have been .82% and the return on average equity would have been 8.50%.

CAPITAL RESOURCES

          Under the FDIC Improvement Act of 1991 banks are required to maintain a minimum ratio of total capital to risk based assets of 8% of which at least 4% must be in the Form of Tier I capital (primarily shareholders equity). The following are the Company's capital ratios at the end of the periods indicated.


                                                    June 30,        December 31,
                                                      1996        1995     1994
                                                      ----        ----     ----

Total Capital to Risk Weighted Assets ......         11.44%     14.28%    14.03%
Tier I Capital .............................         10.64%     13.46%    13.28%
Leverage Ratio .............................          7.98%      9.50%     9.21%


         It is the Company's intentions to retain its earnings in order to provide adequate capital to continue to support its growth. The Company has never paid a dividend.

                      DISCLOSURE REGARDING INDEMNIFICATION

         Pursuant to the Company's By-laws, directors, officers and certain other controlling persons are granted indemnification by the Company against certain expenses and other costs incurred in connection with a threatened, pending or contemplated action against them to the full extent permitted by New Jersey law. Such persons are also entitled to advances from the Company against such expenses and costs to the fullest extent permitted under New Jersey law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                    BUSINESS

General

         The Company is a New Jersey Business Company and a bank holding company. The Company was incorporated on February 7, 1996 for the purpose of acquiring Somerset Valley Bank (the Bank) and thereby enabling the Bank to operate within a holding company structure. On May 30, 1996, the shareholders of the Bank approved the acquisition by the Company. On September 3, 1996, the shares of the Company were exchanged for those of the Bank.

         The Bank is a New Jersey commercial bank and was granted a charter by the New Jersey Department of Banking on February 21, 1990. The Bank opened for business on December 20, 1991 at its Somerville facility after obtaining the necessary capital in its initial offering and the approval of the Federal Deposit Insurance Corporation (FDIC). On June 30, 1996, the Bank had Total Assets of $110.1 million and is considered a small bank relative to other banks in New Jersey. On February 6, 1996, the Bank opened its first branch office in Hillsborough Township, New Jersey. The Hillsborough office is a full service branch with drive-through banking and an ATM.

         The Bank received approval from the Township of Bridgewater to construct a branch office on North Bridge Street, Bridgewater, New Jersey, adjacent to the Post Office. Approvals have also been received from the FDIC and the New Jersey Department of Banking for this branch office. The Bridgewater office will be a full service branch with drive-through banking and an ATM. North Bridge Street is a major thoroughfare in Bridgewater Township and provides access to Routes 22 and 202/206 as well as the Bridgewater Commons Mall. There is significant residential development along the length of the road.

         The Bank provides a wide range of commercial and consumer banking services.

         Deposit services include business and personal checking accounts, interest-bearing NOW accounts, Money Market Deposit Accounts, Savings Accounts and Certificates of Deposit. In order to compete with the larger banks for deposit accounts, the Bank gives favorable terms (interest rates, minimum balances, service charges, etc.). As of June 30, 1996, the Bank had $100.8 million in deposits and approximately 6,900 deposit accounts.

         The Bank makes secured and unsecured loans to small and mid-sized businesses and professionals in its market area. Because Somerville is the county seat of Somerset County and home to Somerset Medical Center, the Bank is uniquely positioned to provide loans and other services to the medical, accounting and legal professionals. Small and medium-sized businesses and professionals make up the primary focus of the Bank's lending efforts. The Bank is also a preferred SBA lender and as such it originates SBA loans and sells the government guaranteed portion in the secondary market while retaining the servicing of such loans.

         Secured and unsecured personal loans to finance the purchase of consumer goods are also available. Through its relationship with nine local automobile dealerships, the Bank indirectly finances automobile loans. Residential and commercial mortgages are also provided by the Bank.

         Residential mortgages are currently written by the Bank with a three or five year fixed rate which adjusts annually thereafter for the life of the loan which may be up to 30 years. Long term fixed rate mortgages are provided through a correspondent bank.

         As of June 30, 1996, the Bank had approximately 1,900 loans of all types totalling $77.0 million.

          Other services provided by the Bank include wire transfers, safe deposit boxes, money orders, travelers cheques, direct deposit of payroll and social security checks, ACH origination and Visa/Mastercard merchant processing. The Bank has two ATM machines and the Bank is a member of the MAC network. The Bank currently employs three licensed agents to sell annuities. A messenger service is provided by the Bank for pick-up of non-cash deposits for selected customers.

         The Bank's data processing services are provided by FISERV. FISERV is one of the leading data processing service providers to financial institutions in the United States. As such, the Bank has access to many banking products and services that are technologically competitive with other Banks. Not all of these services, however, are economically feasible to the Bank at this time.

Market Area

          The Bank's market area is primarily Somerset County which is located midway between New York and Philadelphia. Somerset County is considered an affluent suburban area with significant commercial and residential activity. A number of large national firms such as AT&T, Metropolitan Life and Johnson and Johnson companies located their offices in Somerset County. The County is crisscrossed by five major highways including interstate Routes 78 and 287 and U.S. Routes 22, 202 and 206, adding to its desirability as a commercial center. A large regional shopping mall is located in Bridgewater Township with several small shopping centers located throughout the County.

         Although the Bank serves primarily Somerset County, it also draws business from the contiguous counties of Hunterdon, Middlesex, Union and Mercer.

Competition

         All phases of the Bank's business are highly competitive. As of June 30, 1995 (the latest date for which figures are available), Somerset County had 27 financial institutions with 101 offices with a total of $4.3 billion in deposits. In just 3 1/2 years and having only one location, the Bank was ranked 16th in terms of total deposits with 1.7% share of the market. The leading Bank has 16.0% with 14 offices. It is important to note that since June 30, 1995, 10 of the 28 banks or savings banks have experienced some type of merger activity. In one instance, three banks having 28 offices within the County merged together and five institutions were purchased by large out-of-state regional banks. These mergers will result in the closing of several branch locations throughout the Bank's market area. Part of the proceeds of this offering may be used to purchase one or more existing branches from these banks. A possibility exists that there will be competition for acquisition of one or more of these existing branches. Such competition could come from not only New Jersey financial institutions but, under recent amendments to New Jersey banking statutes, also from out-of-state and foreign banks as well.

         Management of the Bank believes that loans to small and mid-size businesses and professionals are not always of primary importance to the larger banking institutions, whereas they represent the main commercial loan business of the Bank. The Bank can compete for this segment of the market because it provides responsive personalized services, local decision-making and knowledge of its customers and their businesses.

         By virtue of their greater total capital certain commercial banks have substantially higher lending limits. These Banks can also finance wide-ranging advertising campaigns. Accordingly, there are certain Borrowers that the Bank will not be able to service and others who will be reached by the more extensive advertising of larger competing banks.

Employees

         On June 30, 1996, the Company employed 35 full time and two part time employees. None of these employees is covered by a collective bargaining agreement and the Company believes that its employee relations are good. The Company offers its employees health, life, dental benefits, as well as a 401K Plan. See "Management - Benefit Plans".

Properties

         The Company presently owns no properties. The Bank leases its banking facilities at 103 West End Avenue and its back-office facility at 117 West End Avenue in Somerville from a partnership consisting of all of the members of its Board of Directors and one non-director. The lease for 103 West End Avenue expires in July of 2001, but contains four five year renewal options allowing the Bank to extend the lease. The lease for 117 West End Avenue expires in 2003. The Bank also leases property from the partnership described above located at 48 North Middaugh Street, Somerville on a month-to-month basis for possible future expansion. The lease for 103 West End Avenue, was reviewed by both the FDIC and the Department of Banking prior to the Bank's opening to determine that the terms of the lease are comparable to those the Bank would receive in an arms length transaction with an unaffiliated third party. The office space at 117 West End Avenue is also leased at such comparable terms.

         The Hillsborough office located at 649 Route 206, Belle Mead, New Jersey, is leased from an unaffiliated partnership and the lease expires in 2004 with two five-year renewal options.

         The Bank is currently leasing the land for the construction of the Bridgewater office on North Bridge Street on a month-to-month basis from an unaffiliated partnership. A long-term lease will be established when final construction costs are determined.

Legal Proceedings

          The Bank is periodically a party, to or otherwise involved in, legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the Bank's business. There are no pending legal proceedings to which the Company is a party nor has it been threatened with any litigation. Management does not believe that there is any pending or threatened proceeding against the Company or the Bank which, if determined adversely, would have a material effect on the business or financial position of the Company or the Bank.

                           SUPERVISION AND REGULATION

         Both the Company and the Bank are extensively regulated under both Federal and State law. The major intent of these laws and regulations is to protect depositors, not shareholders. Any part of the following discussion regarding statutory and regulatory provisions is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a substantial impact upon the business and outlook of the Company and the Bank. See "Risk Factors - Supervision and Regulation".

Bank Holding Company Act Of 1956

         As a bank holding company, the Company is subject to the supervision and regulation of the Federal Reserve Board (the "FRB") pursuant to the Bank Holding Company Act of 1956, as amended (the "Act").

         With certain exceptions, the Act limits the business in which a bank holding company may engage to banking, managing or controlling banks, furnishing or performing services for the banks controlled by it, and activities determined by the Board to be closely related to banking. The Act prohibits bank acquisitions in other states, unless such acquisitions by an out-of-state bank holding company are specifically authorized by statute of the state in which the acquired bank is located.

         Among the activities permitted to bank holding companies by 1970 through 1994 amendments to the Act is the ownership of shares of any Company the activities of which the Board determines are so closely related to banking or managing or controlling banks as to be a proper incident thereto. The Board has found a number of activities to be closely related to banking, and has proposed others for consideration. Such activities include leasing real or personal property under certain conditions; operating as a mortgage finance or factoring company; servicing loans and other extensions of credit; acting as a fiduciary; acting as investment or financial advisor under certain conditions; acting as insurance agent or broker principally in connection with extension of credit by the bank holding company or any subsidiary; acting as underwriter for credit life insurance and credit accident and health insurance which is directly related to extension of credit by the bank holding company or any subsidiary; providing bookkeeping or data processing services for the bank holding company, its affiliates, other financial institutions and others, with certain limitations; making certain equity and debt investments in community rehabilitation and development corporations; and providing certain kinds of management consulting advice to unaffiliated banks. Management of the Company has no present intention of expanding its activities beyond commercial banking in the foreseeable future.

         The Federal Reserve Act imposes restrictions on extensions of credit by subsidiary banks of a bank holding company to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, under Section 106 of the 1970 amendments to the Act and the Board's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

         The Company will be required to file annual reports and to provide such information as may be required by the FRB. The FRB will have the authority to examine the Company and its subsidiaries.

         As a newly formed bank holding company, the Company anticipates filing its first annual report with the FRB during 1997 covering the year ended - December 31, 1996.

Banking Regulations

         The Bank is a state-chartered bank and thereby subject to supervision and regular examination by the New Jersey Department of Banking. In addition, the Bank is a member of the Federal Deposit Insurance Corporation ("FDIC") and is thereby subject to the provisions of the Federal Deposit Insurance Act. As an insured bank not a member of the Federal Reserve system, the Bank is subject to regular examination by the FDIC.

         Federal and state banking laws and regulations regulate, among other things, the scope of a bank's business, the investments a bank may make, the reserves against deposits a bank must maintain, the nature and amount of and collateral for certain loans a bank makes, the maximum interest rates on deposits a bank may pay and the activities of a bank with respect to mergers and consolidations, and the establishment of branches. The FDIC has the authority under the Financial Institution Supervisory Act to prevent a bank from engaging in an unsafe or an unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of a bank, could be deemed such a practice.

         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any other subsidiaries, on investments in the stock or other securities of the bank holding company or any of its securities, and on taking such stock or securities as collateral for loans borrowed. Legislation and Federal Reserve regulations place certain limitations and reporting requirements on extensions of credit by banks to principal shareholders of their parent holding companies, among others, and to related interests of such principal shareholders. In addition, such legislation and regulations may affect the terms upon which any person becoming a "principal shareholder" of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship. A "principal shareholder" generally would be any person owning more than ten percent of the Company's shares. From time to time, various types of federal and state legislation have been proposed which would result in additional regulation of, and restrictions on, the business of the Bank. It cannot be predicted whether any such legislation will be adopted or how such legislation would affect consolidated operating results or business of the Company.

         The Bank is also subject to various state laws such as usury laws and to various consumer and commercial laws and other consumer protection laws.

                                   MANAGEMENT

Directors/Principal Shareholders

         In accordance with the Bylaws of the Bank, its Board of Directors shall, from time to time, fix the exact number of directors, up to 25. The number is presently fixed at 15. All named below, except as noted, are presently members of the Board and have served since the Company's incorporation except Dr. Gold who was appointed in July, 1996. They have all been members of the Board of the Bank since 1990 with the exception of Mr. Bernstein, who has been a member since 1991 and Dr. Gold who was one of the original Board Members and incorporators of the Bank and was reappointed to the Board in August, 1996.

The following table presents the name, age and address of each Director/Executive Officer, the number of shares and the percentage of the outstanding shares of common stock of the Bank beneficially owned, directly or indirectly, by each of them as of June 30, 1996. The shares owned as well as any stock options have been adjusted for the 6 for 5 exchange of the Bank's common stock for that of the Company on September 3, 1996. There is no one other than the persons listed below who owns beneficially 5% or more of the outstanding common stock.

                                                  Shares                  % of
                                               Beneficially               Total
Name & Address & Position              Age        Owned                   Shares
-------------------------              ---        -----                   ------
Bernard Bernstein                       59        40,262                  3.43%
Director
200 Industrial Parkway
Branchburg, NJ 08876

Robert P.  Corcoran                     55        5,760(1)                .49%
President, CEO & Director
12 Harvest Court
Flemington, NJ 08822

Mark S. Gold, MD                        47        65,880                  5.61%
Director
University of Florida
College of Medicine
Gainesville, FL 32610-0244

Raymond L. Hughes                       64        32,997(2)               2.81%
Director
20 West End Avenue
Somerville, NJ 08876

S. Tucker S. Johnson                    31        19,860                  1.69%
Director
P.O. Box 675
Oldwick, NJ 08858


                                       50

                                                  Shares                  % of
                                               Beneficially               Total
Name & Address & Position              Age        Owned                   Shares
-------------------------              ---        -----                   ------

John K. Kitchen                         52        22,339(3)               1.92%
Chairman of Board & Director
P.O. Box 421
Somerville, NJ 08876

Willem Kooyker                          53       110,398(4)               9.40%
Director
2 Worlds Fair Drive
Somerset, NJ 08875


Frank Orlando                           62        58,080(5)               4.94%
Director
786 Princeton Avenue
Brick, NJ 08724

Gilbert E. Pittenger                    71        27,192(6)               2.31%
Director
R.D. 1, Box 91
New Ringgold, PA 17960

Frederick D. Quick                      64        81,000(7)               6.90%
Director
924 River Road
Neshanic Station, NJ 08853

Anthony J. Santye, Jr. (10)             45        22,176(8)               1.89%
Director
36 East Main Street
Somerville, NJ 08876

G. Robert Santye (10)                   42        13,824(9)               1.18%
Vice Chairman & Director
36 East Main Street
Somerville, NJ 08876

Donald Sciaretta                        40        28,800                  2.45%
Director
P.O. Box 808
Far Hills, NJ 07931

Herman C. Simonse                       64        15,600                  1.33%
Director
93 Douglass Avenue
Bernardsville, NJ 07924

Donald R. Tourville                     59        50,792                  4.32%
Director
P.O. Box 38
Raritan, NJ 08869

                                       51

                                                  Shares                  % of
                                               Beneficially               Total
Name & Address & Position              Age        Owned                   Shares
-------------------------              ---        -----                   ------

Keith B. McCarthy (11)                  39         3,600                   .31%
Chief Operating Officer
501 Red School Lane
Phillipsburg, NJ 08865

Arthur E. Brattlof (12)                 52         1,498                   .13%
Executive Vice President
Senior Lending Officer
9 Steeple Chase Court
Bedminster, NJ 07921

Total shares owned by Directors
and Principal Shareholders:                      600,058                 51.08%

(1) In addition to the shares listed in the Table, Mr. Corcoran has options to purchase 15,600 shares of common stock at $8.33 per share. See "Management - Stock Option Plan."

(2) Includes 13,440 shares owned by Hughes/Plumer and Associates Profit Sharing Pension Plan, 2,400 shares owned by Hughes/Plumer Associates Pension Fund, and 1,698 shares owned by his wife.

(3) Includes 1,680 shares owned by his wife as custodian for his children over which he has no voting rights and 259 shares owned for the benefit of his children.

(4) Includes 15,120 shares owned by his wife for the benefit of his children and 15,120 shares under a trust for the benefit of his children.

(5)      Includes 32,400 shares owned by 8 Mountain Trail, Inc.,
         Employees Profit Sharing Plan.

(6) Includes 1,920 shares owned by Effective Controls, Inc., over which he has voting authority, and 4,452 shares under an irrevocable trust for the benefit of his grandchildren over which he has voting authority.

(7) Includes 19,200 shares owned by Hesco Pension Trust and 15,000 shares owned by Hesco Electric Supply.

(8) Includes 2,160 shares owned by his wife as custodian for his children over which he has no voting rights, 1,680 shares owned by his wife over which he has no voting rights, and 6,960 shares owned by A.J. Santye & Co., P.A. Profit Sharing Plan over which G. Robert Santye also has voting rights.

(9) Includes 2,400 shares owned by his wife over which he has no voting rights and 1,440 as custodian for his children. G. Robert Santye also shares voting rights on 8,352 shares owned by A.J. Santye & Co., P.A. Profit Sharing Plan which are not included in his total shares.

(10)     A.J. Santye, Jr. and G. Robert Santye are brothers.

(11) Includes 432 shares owned for the benefit of his children. In addition to the shares listed, Mr. McCarthy has options to purchase 16,800 shares of common stock at $8.33 per share. See "Management - Stock Option Plan."

(12) In addition to the shares listed, Mr. Bratloff has options to purchase 6,240 shares at $8.33 per share, see "Management - Stock Option Plan."


Biographical Information

         Set forth below is certain information regarding the Directors and Executive Officers of the Bank, including their business experience during the last five years.

         BERNARD BERNSTEIN is President and CEO of Mid-State Lumber Corp., a wholesaler lumber distributor.

         ROBERT P. CORCORAN has been President and Director of the Bank since 1990 and President of the Company since 1996. He has over 30 years of banking experience in administration, lending and operations of which 23 years was with another Somerville based financial institution.

         MARK S. GOLD, M.D. is a professor and author. He is currently on the faculty of the University of Florida, College of Medicine.

         RAYMOND  L.  HUGHES  is  President  of  New  Jersey  Risk   Managers  &
Consultants.

         S. TUCKER S. JOHNSON is a farmer.

         JOHN K. KITCHEN has been Chairman of the Bank since 1990 and Chairman of the Company since 1996. He is President of Title Central Agency, a title insurance firm.

         WILLEM KOOYKER is Chairman of Tricon Holding Ltd., an international commodities firm.

         FRANK ORLANDO is retired.

         GILBERT E. PITTENGER is retired.

         FREDERICK D. QUICK is President of Hesco Electric Supply Co., a lighting and electrical supply firm.

         ANTHONY J. SANTYE, JR. is the managing partner of A.J. Santye and Co., an accounting and consulting firm.

         G. ROBERT SANTYE has served as Vice Chairman of the Bank since 1991 and Vice Chairman of the Company since 1996. He is Director of Real Estate and business valuation services for A.J. Santye and Co.

         DONALD SCIARETTA is President of Claremont Construction Group, Inc.

         HERMAN C. SIMONSE is Executive Vice President of Belle Mead Development Corporation, a real estate development firm.

         DONALD TOURVILLE is Chairman and CEO of Zeus Scientific, Inc., a manufacturer of diagnostic test kits.

         KEITH B. McCARTHY is Executive Vice President and Treasurer of the Company. He has been Chief Operating Officer of the Bank since 1996. Prior to that he was Executive Vice President of the Bank since 1990. He has 20 years of banking experience in the areas of investments, finance, operations, and auditing, including 14 years with another Somerville based financial institution.

          ARTHUR E. BRATTLOF has been Executive Vice President since 1996. Prior to that he was Senior Vice President since 1992. He has over 30 years banking experience including branch operations and commercial lending, most of which was spent within the Bank's market area.

Executive Compensation

          The following table summarizes all compensation earned in the past three complete fiscal years for services performed in all capacities for the Company and the Bank with respect to the Executive Officers:

Name                                                           All
and                              Annual Compensation          Other
Position                      Year    Salary      Bonus    Compensation
--------                      ----    ------      -----    ------------
Robert P. Corcoran ........   1995   $125,000   $ 31,250   (2) $9,089
President & CEO of ........   1994   $115,000   $  5,750   (1) $2,415
the Company and ...........   1993   $105,000   $   --     (1) $  646
the Bank

Keith B. McCarthy .........   1995   $ 93,000   $ 13,350   (1) $2,672
Treasurer of the ..........   1994   $ 85,000   $  4,250   (1) $1,784
Company ...................   1993   $ 77,900   $   --     (1) $  479
Chief Operating
Officer of the
Bank

Arthur E. Brattlof ........   1995   $ 78,000   $ 11,700   (1) $2,271
Executive Vice ............   1994   $ 73,000   $  3,660   (1) $1,537
President of the ..........   1993   $ 68,200   $   --     (1) $  419
Bank

(1)      Represents matching amounts contributed by the Bank to the 401(k)
         Plan.

(2) In addition to the Bank's contributions to the 401(k) Plan of $3,706, Mr. Corcoran received fees as a member of the Board of Directors of $1,800 and had term life insurance premiums paid by the Bank of $3,583. Salaries and bonuses of the Bank's Executive Officers are determined by the compensation committee of which none of the Executive Officers is a member.

         The Bank also maintains various medical, life and disability benefit plans covering all its full-time employees. The Bank also provides automobiles to the three executive officers mentioned in the table above and one other officer of the bank. Such officers have some personal use of those vehicles such as commuting to and from the Bank.

Stock Option Plan

         During 1994, the Shareholders of the Bank approved the 1994 Somerset Valley Bank Stock Option Plan (the "Plan"). The Plan was intended to enable the bank to attract and retain capable officers and key employees and to provide them with incentives to promote the best interest of the Bank by enabling and encouraging them through the grant of incentive stock options and nonqualified stock options (collectively, the "Options") to acquire Bank stock.

         The Plan was administered by a Committee of the Board of Directors of the Bank which is composed of at least three (3) members of the Board. No member of the Committee is eligible to participate in the Plan for a period of at least one (1) year prior to his or her election to serve on the Committee.

         The persons eligible to participate in the Plan shall be officers and key employees of the Bank and its subsidiaries who may be designated by the Board of Directors upon recommendation by the Committee.

         There were 42,841 shares of Bank common stock available for the granting of options under the Plan. During 1994, Messrs. Corcoran and McCarthy were granted options to purchase 10,000 shares each at a price of $10.00 per share for a five-year period expiring August 1999. No options were granted during 1995. No options were exercised during 1994 or 1995. Mr. Corcoran exercised 1,000 of these options during 1996.

         During 1996, 22,000 options were granted under the plan to 12 officers including the three executive officers named in the table above who received 13,200 or 61% of the options granted. The executive officers received the following amounts: Mr. Corcoran 4,000 options, Mr. McCarthy 4,000 options and Mr. Brattlof 5,200 options. All options were granted at $10.00 per share and expire April 30, 2001.

         The Company intends to transfer and assume the options for Bank stock under the Plan. Under the terms of the Plan the number of options will be adjusted for the six for five exchange of stock after which there will be a total of 49,200 options outstanding. The option price will adjust to $8.33 per share.

Certain Agreements

         The Bank has entered into employment agreements with Messrs. Corcoran, McCarthy and Brattlof. The agreements set their base salary and benefits for 1996 and provide for the payment of bonuses as determined by the compensation committee of the Board of Directors, see "Bonus Plan". The agreements provide for severance payments in the event the officers are terminated without cause or resign with good reason. Such benefits are equivalent to two times the base salary for Mr. Corcoran payable over 24 months and one times the base salary for Messrs. McCarthy and Brattlof payable over 12 months. In the event of a change of control all three officers would receive a severance payment equal to two times base salary payable over 24 months plus an annual payment for two years equivalent to the average bonus paid during the last three years of employment.

Director Compensation

         During 1995, Directors of the Bank received compensation for service on the Board of Directors of $150 per Board of Directors meeting attended. John K. Kitchen as Chairman of the Board received compensation of $10,000 in addition to his other per meeting fees.

         During 1996, Directors of the Bank will receive $250 for Board of Directors meetings attended and $100 for Committee meetings attended.
Mr. Kitchen will receive $6,000 as Chairman.

         No compensation will be paid for Board of Directors meetings of the Company.

Benefit Plans

         The Bank maintains a 401(k) plan covering substantially all employees. Under the terms of the plan, the Bank will match 50% of an employee's contribution, up to 6% of the employee's salary. Employees become fully vested in the Bank's contribution after five years of service. The Bank contributed $19,159 to the plan in 1995.

Bonus Plan

         During 1996, the Compensation Committee of the Board of Directors has approved a bonus plan for the three executive officers listed in the table above. Under the terms of the plan, cash bonuses will be paid to the executive officers based upon a formula that includes the Company achieving certain predetermined financial goals, the officers achieving certain predetermined personal objectives, and the performance of the Bank in comparison to the results of a group of 10 similar banks as chosen by the Committee.

         Bonuses may be paid to all other employees of the Company based on the achievement of certain predetermined financial goals.

Transactions with Related Persons

         It is currently the policy of the Bank not to extend credit or make loans to any of its Directors or their affiliates.

         A partnership made up of, among others, the Bank's Directors owns and leases the premises to the Bank at 103 West End Avenue as well as additional office space in the adjacent 117 West End Avenue. The lease for 103 West End Avenue, which is the principal banking facility, was reviewed by both the FDIC and the Department of Banking prior to the Bank's opening to determine that the terms of the lease are comparable to those the Bank would have received in an arms length transaction with an unaffiliated third party. Neither the FDIC nor the Department of Banking objected to the terms of the lease. The office space at 117 West End Avenue is also leased at such comparable terms.

DESCRIPTION OF SECURITIES

         The securities offered under this Prospectus are shares of common stock of the Company, each with a par value of $4.17. The offering price of $13.00/share has been determined arbitrarily, see "Risk Factors - Arbitrary Determination of Offering Price". The Company's current total authorized stock as set forth in its Certificate of Incorporation is 10,000,000 shares and there are 1,174,632 shares outstanding (without giving effect to the shares which may be issued under this offering). Subject to certain provisions of New Jersey law, the Board of Directors may divide authorized but unissued shares into different classes or series in such numbers and with such relative rights as the Board would determine. At the present time, there are no shares other than common stock outstanding as further discussed below. There are no current plans to issue any stock other than Common Stock. See "Voting Rights" and "Special Provisions" below for a discussion of the anti-takeover provisions of the Company's Certificate of Incorporation and By-laws.

Dividend and Liquidation Rights

         The holders of the Company's common stock are entitled to share pro rata in such dividends as may be declared by the Board of Directors out of funds legally available for such purposes. Initially, funds for the payment of dividends would be derived largely from dividends of the Bank. However, there are no current plans for the Bank or the Company to pay dividends and there are certain general regulatory limitations on payment of dividends by financial institutions such as the Bank. See "Supervision and Regulation - Banking Regulations". Funds for payment of dividends may also be limited by the obligation of the Company to make payments on any future loans and to provide additional capital for the Bank.

         Upon liquidation or dissolution, the holders of common stock share pro rata in the assets remaining after payments to creditors.

Voting Rights

         The holders of common stock are entitled to one vote for each share held of record. Cumulative voting is not allowed in the election of directors or any other purpose. However, the Board of Directors is classified and divided into three classes (as nearly equal in number as possible) with each class successively standing for election per year.

         Staggering the terms of the members of the Board of Directors tends to discourage unsolicited or unfriendly offers to acquire the Company. Even if a potential acquiror were to purchase a majority of the outstanding shares in the Company, it could not be assured of electing a majority of the Board of Directors at the next annual meeting of shareholders since only 1/3 of the Directors are elected in any one year.

No Assessments or Preemptive Rights

         All of the Company's shares issued and outstanding, as well as those offered hereby once purchased, are fully paid and nonassessable. Holders of common stock have no preemptive rights to subscribe for additional shares of stock or other securities of the Company. The common stock is not convertible, redeemable or entitled to the benefit of any sinking fund.

Related Information

         At the present time, no options to purchase any securities of the Company are outstanding. However, the Company intends to transfer and assume options for bank stock previously issued to certain key executives and other officers. Upon completion of such a transfer and assumption the aggregate number of shares subject to such options would be 49,200. See "Management-Stock Option Plan".

         Currently, there is no public market for the common stock of the Company and there are no present plans to apply for listing on any exchange or to be quoted on NASDAQ.

         The registrar and transfer agent for the common stock of the Company is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New
Jersey 07016.

Special Provisions

         The "Greenmail" provisions prohibit the Company (or any subsidiary) from purchasing shares of Common Stock through negotiation from an "Interested Stockholder" at a price in excess of "Fair Market Value" unless a majority of all of the shares of the Company entitled to vote approve the transaction. "Interested Stockholder" is defined as a holder, or group of holders, acting in concert, of more than 5% of the Company's Common Stock. "Fair Market Value" is determined in good faith by majority vote of the Board of Directors until the Company's stock is quoted on NASDAQ or listed on an exchange, in which case a 30 day average closing bid is to be used.

         In most cases, a two-thirds majority of the voting stock is required to approve an acquisition of the Company. This acts to discourage a potential acquiror from offering a premium price for a bare majority of the voting stock and a lesser amount for the balance (a "Two Tier Tender Offer").

         The major exceptions to this two-thirds majority requirement are:

                  (a) The proposed per share consideration complies with defined fair pricing standards set forth in the Certificate of Incorporation and is to be received by all of the holders of the series or type of stock to be acquired; or

                  (b) The transaction is approved by a majority of those members of the Board of Directors who satisfy pre-defined standards designed to guard against the potential acquiror possibly packing the Board with new members friendly to its acquisition.

Other Anti-takeover Provisions

         Under the Federal Change in Bank Control Act (the "Control Act"), a 60 day prior written notice must be submitted to the Federal Reserve Board ("FRB") if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the FRB determines that the acquisition will not result in a change of control of the Company. Under the Control Act, the FRB has 60 days within which to act on such notice taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition. Under the BHCA, a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company.

         A provision of New Jersey law, the New Jersey Shareholders Protection Act (the "Shareholders Act") prohibits certain transactions involving an "interested stockholder" and a corporation. An "interested stockholder" is generally defined as one who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding stock of the corporation. The Shareholders Act prohibits certain business combinations between an interested stockholder and a New Jersey corporation subject to the Shareholders Act for a period of five years after the date the interested stockholder acquired his stock, unless the transaction was approved by the corporation's board of directors prior to the time the interested stockholder acquired his stock. After the five year period expires, the prohibition on business combinations with an interested stockholder continues unless certain conditions are met. The conditions include (i) that the business combination is approved by the Board of Directors of the target corporation; (ii) that the business combination is approved by a vote of two-thirds of the voting stock not owned by the interested stockholder; and (iii) that the stockholders of the corporation receive a price in accordance with a fair price formula set forth in the statute. The Shareholders Act as applicable to the Company could inhibit unsolicited offers to acquire the Company.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of June 30, 1996 and as adjusted to give effect, after offering expenses, to the sale by the Company of the 200,000 shares offered hereby at an offering price of $13.00 per share. The Company anticipates receiving $2,540,000 from this offering net of offering expenses of $60,000.

Shareholder's Equity1                       Actual            As Adjusted
---------------------                       ------            -----------
Common Stock, $4.17 par value,
authorized 10,000,000 shares;
issued and outstanding 1,174,632
shares(1)                                $4,893,211           $ 5,727,211

Additional Paid in  Capital               3,774,511             5,480,511
Retained Earnings                           284,373               284,373
Unrealized Loss on Securities
Available for Sale                          (23,079)              (23,079)
                                         ----------           -----------


Total Shareholders' Equity               $8,929,016           $11,469,016
                                         ==========           ===========

Book Value Per Share                     $     7.60           $      8.34
                                         ==========           ============

Shares Outstanding                        1,174,632             1,374,632
--------

(1)Retroactively adjusted for the 6 for 5 exchange of common stock between the Company and the Bank and assuming all shareholders participated in the exchange.

                                  LEGAL MATTERS

         The validity of the shares offered hereby has been passed upon for the Company by Mauro, Savo, Camerino & Grant, Attorneys at Law, 75-77 North Bridge Street, P.O. Box 1277, Somerville, New Jersey 08876.

                                     EXPERTS

         The consolidated financial statements of SVB Financial Services, Inc. as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995, included herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Unaudited Consolidated Financial Statements of the Company

   Consolidated Statement of Condition as of June 30, 1996

   Consolidated Statements of Income for the Six Months Ended June 30, 1996 and 1995

   Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1996 and 1995.

Audited Consolidated Financial Statements of the Company

   Consolidated Statements of Condition as of December 31, 1995 and 1994

   Consolidated Statements of Operations for the Years Ended December 31, 1995, 1994 and 1993

   Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1995, 1994 and 1993

   Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993

   Notes to Consolidated Financial Statements

Report of Independent Public Accountants

SVB Financial Services, Inc. and Subsidiary
Consolidated Statement of Condition
(Unaudited)
                                                                     June 30,
                                                                       1996
                                                                  -------------
ASSETS

Cash & Due From Banks .........................................   $   5,639,252
Federal Funds Sold ............................................       5,225,000
Other Short Term Investments ..................................         325,672
                                                                  -------------
Total Cash and Cash Equivalents ...............................      11,189,924

Securities
Available for Sale ............................................       3,828,786
Held to Maturity (market value 16,049,205).....................      16,123,067
                                                                   -------------

Total Investment Securities ...................................      19,951,853

Loans .........................................................      77,310,310
Allowance for Possible Loan Losses ............................        (662,827)
Unearned Income ...............................................        (100,370)
                                                                  -------------
Net Loans .....................................................      76,547,113

Premises & Equipment, Net .....................................         792,925
Organizational Costs, Net .....................................          20,533
Other Assets Including Deferred Income Taxes, Net .............       1,633,445
                                                                  -------------
Total Assets ..................................................   $ 110,135,793
                                                                  =============

LIABILITIES & SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Demand
Noninterest Bearing ...........................................   $  17,823,692
NOW Accounts ..................................................       6,829,756
Savings .......................................................       6,943,166
Money Market Accounts .........................................      10,272,622
Time
Greater than $100,000 .........................................       9,618,458
Less than $100,000 ............................................      49,331,044
                                                                  -------------
TOTAL DEPOSITS ................................................     100,818,738

Accrued Expenses & Other Liabilities ..........................         388,039
                                                                  -------------
Total Liabilities .............................................     101,206,777
                                                                  -------------



                                       62

SVB Financial Services, Inc. and Subsidiary
Consolidated Statement of Condition
(Unaudited)
                                                                     At June 30,
                                                                        1996
                                                                  -------------
SHAREHOLDERS' EQUITY
Common Stock $4.17 PAR VALUE, 10,000,000
Authorized; 1,174,632 Shares in 1996 And 1,173,432 in 1995
Issued and Outstanding ........................................       4,898,215
Additional Paid in Capital ....................................       3,769,507
Retained Earnings..............................................         284,373
Unrealized Loss on Securities Available For Sale ..............         (23,079)
                                                                  -------------
                  Total Shareholders' Equity ..................       8,929,016
                                                                  -------------
                  Total Liabilities And Shareholders' Equity ..   $ 110,135,793
                                                                  =============

See accompanying notes to consolidated financial statements.

SVB Financial Services, Inc.
Consolidated Statements of Income
(Unaudited)
For The Six Months Ended June 30,
                                                                  1996           1995
                                                              -----------    -----------
INTEREST INCOME
Interest on Loans .........................................   $ 3,038,992    $ 2,266,624
Interest on Investment Securities Available For Sale ......       150,008         86,685
Interest on Investment Securities Held to Maturity ........       476,709        506,521
Interest on Federal Funds Sold ............................        96,874         67,631
Interest on Other Short Term Investments ..................        14,021          4,630
                                                              -----------    -----------
                  Total Interest Income ...................     3,776,604      2,932,091

INTEREST EXPENSE
Interest on Deposits ......................................     1,723,480      1,309,657
Interest on Federal Funds Purchased .......................             0            170
                                                              -----------    -----------
                  Total Interest Expense ..................     1,723,480      1,309,827
                  Net Interest Income .....................     2,053,124      1,622,264

PROVISION FOR POSSIBLE LOAN LOSSES ........................       145,000         90,000
                                                              -----------    -----------
Net Interest Income After Provision
                  For Possible Loan Losses ................     1,908,124      1,532,264
                                                              -----------    -----------
OTHER INCOME
Service Charges on Deposit Accounts .......................        79,009         52,461
Gain on the Sale of Investment Securities .................        (2,117)         2,336
Gain on the Sale of Loans .................................        43,513        101,696
Other Income ..............................................        37,636         30,009
                                                              -----------    -----------
                  Total Other Income ......................       158,041        186,502
                                                              -----------    -----------
Other Expenses
Salaries and Employee Benefits ............................       853,241        604,201
Occupancy Expense .........................................       188,483        113,600
Equipment Expense .........................................       114,653         82,923
Other Expense .............................................       493,719        426,076
                                                              -----------    -----------
                  Total Other Expense .....................     1,650,096      1,226,800
                                                              -----------    -----------

                  Net Income Before Income Taxes ..........       416,069        491,966
                  Provision for Income Taxes ..............       167,746        190,826
                                                              -----------    -----------
                  Net Income ..............................   $   248,323    $   301,140
                                                              ===========    ===========
Net Income Per Share ......................................   $       .21    $       .26
                                                              ===========    ===========
Weighted Average Shares Outstanding .......................     1,174,394      1,173,432
                                                              ===========    ===========
See accompanying notes to consolidated financial statements.

SVB Financial Services, Inc.
Consolidated Statements of Cash Flows for the Six Months Ended June 30,
(unaudited)
OPERATING ACTIVITIES:
                                                                                                          1996                 1995
                                                                                                   -----------          -----------
Net income................................................................................         $   248,323         $    301,140
Adjustments to reconcile net income to
  net cash from operating activities:
        Provision for possible loan losses ...............................................             145,000               90,000
        Depreciation and amortization ....................................................             118,103               83,017
        Amortization (accretion) of investment securities premium/discount ...............             (48,404)            (151,579)
        (Gains)/Losses on sales of investment securities, net ............................               2,117               (2,336)

        Gains on sales of loans ..........................................................             (43,513)            (101,696)
        (Increase)/decrease in interest receivable .......................................             (93,077)             (53,461)
        (Increase)/decrease in other assets ..............................................            (510,651)             (16,038)
        Increase in accrued interest payable..............................................              34,299               11,107
        Increase (decrease) in accrued expenses and other liabilities) ...................              (2,143)             223,419
        Increase (decrease) in unearned income) ..........................................              11,128               (2,300)
                                                                                                   -----------          -----------
                    Net cash provided by operating activities ............................            (138,818)             381,273
                                                                                                   -----------          ------------

INVESTING ACTIVITIES:

Proceeds from sales of securities available for sale......................................           1,994,043              490,909
Proceeds from maturities of securities
  Available for sale......................................................................           2,498,833              612,531
  Held to maturity........................................................................           4,596,894           18,669,959
Purchases of securities
  Available for sale......................................................................          (3,467,617)            (971,247)
  Held to maturity........................................................................         ( 6,121,593)         (16,959,916)
Increase in loans ........................................................................         (17,131,561)          (5,864,386)
Capital expenditures .....................................................................            (174,143)             (71,486)
                                                                                                   -----------          -----------
                   Net cash used for investing activities ................................         (17,805,144)          (4,093,636)
                                                                                                   -----------          -----------

FINANCING ACTIVITIES:

Net increase in demand deposits ..........................................................           5,948,327             (298,622)
Net increase (decrease) in savings deposits ..............................................           1,242,663           (1,031,627)
Net increase in money market deposits ....................................................             957,244              146,036
Net increase in time deposits ............................................................          12,990,712            5,529,017
Proceeds from the issuance of common stock, net ..........................................              10,000            1,173,160
                                                                                                   -----------          -----------
                   Net cash provided by financing activities .............................          21,148,946            5,517,964
                                                                                                   -----------          -----------
                   Increase in cash and cash equivalents, net ............................           3,204,984            1,805,601

CASH AND CASH EQUIVALENTS, beginning of period ...........................................           7,984,940            6,043,304
                                                                                                   -----------          -----------
CASH AND CASH EQUIVALENTS, end of period .................................................         $11,189,924          $ 7,848,905

                                       65

SVB Financial Services, Inc.
Consolidated Statements of Cash Flows for the Six Months Ended June 30,
(unaudited)
(continued)

                                                                                                          1996                 1995
                                                                                                   -----------          -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest ...............................................         $ 1,689,181          $ 1,298,720
  Cash paid during the period for income taxes ...........................................             155,000                    0
                                                                                                   ===========          ===========
See accompanying notes to consolidated financial statements.

                          SVB FINANCIAL SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            June 30, 1996 (UNAUDITED)


                  SVB Financial Services, Inc., (the "Company"), a bank holding company, was incorporated on February 7, 1996 with authorized capital of 10,000,000 shares of $4.17 par value common stock. On September 3, 1996, the Company acquired 100 percent of the shares of Somerset Valley Bank (the "Bank") by exchanging 6 shares of its Common Stock for each 5 shares of the Bank. This exchange has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, which resulted in no changes to the underlying carrying amounts of assets and liabilities.

                  The consolidated financial statements included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Such adjustments are of a normal recurring nature. These consolidated condensed financial statements should be read in conjunction with the audited financial statements and the notes thereto included elsewhere herein. The results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

                  The consolidated financial statements include the accounts of SOMERSET VALLEY BANK. All significant inter-company accounts and transactions have been eliminated.

                          SVB FINANCIAL SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF CONDITION

                        As of December 31, 1995 and 1994

                                                           1995             1994
                                                      ------------    ------------
ASSETS
Cash & Due from Banks .............................   $  2,814,877    $  2,417,643
Federal Funds Sold ................................      4,575,000       3,150,000
Other Short Term Investments ......................        595,063         475,661
                                                      ------------    ------------
Total Cash and Cash Equivalents ...................      7,984,940       6,043,304

Securities (Notes 2 and 3)
Available for Sale, at Market Value ...............      4,874,738       3,473,951
Held to Maturity, (market value $14,649,141 in
1995 and $17,812,688 in 1994)                           14,580,823      18,091,163
Total Securities ..................................     19,455,561      21,565,114

Loans (Notes 2, 4 & 5) ............................     60,144,428      45,465,027
Allowance for Possible Loan Losses ................       (527,019)       (372,062)
Unearned Income ...................................        (89,242)       (104,496)
                                                      ------------    ------------
Net Loans .........................................     59,528,167      44,988,469

Premises & Equipment, Net (Notes 2 & 6) ...........        716,215         450,620
Other Assets ......................................      1,059,031       1,028,178
                                                      ------------    ------------
Total Assets ......................................   $ 88,743,914    $ 74,075,685
                                                      ============    ============


LIABILITIES & SHAREHOLDERS' EQUITY

LIABILITIES
Deposits
Demand
 Noninterest Bearing ..............................   $ 12,829,836    $ 10,347,426
 NOW Accounts .....................................      5,875,285       5,892,502
Savings ...........................................      5,700,503       6,958,242
Money Market Accounts .............................      9,315,378       7,971,793
Time
  Greater than $100,000 ...........................      5,202,055       7,956,461
  Less than $100,000 ..............................     40,756,735      27,927,393
                                                      ------------    ------------
Total Deposits ....................................     79,679,792      67,053,817

Accrued Expenses & Other Liabilities ..............        360,946         202,469
                                                      ------------    ------------
Total Liabilities .................................     80,040,738      67,256,286
                                                      ------------    ------------



                                       68

                          SVB FINANCIAL SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF CONDITION

                        As of December 31, 1995 and 1994
                                   (continued)

                                                           1995             1994
                                                      ------------    ------------
Commitments and Contingencies (Note 8)
SHAREHOLDERS' EQUITY (Notes 2, 11 and 12)

Common Stock, $4.17 Par Value, 10,000,000 Shares
 Authorized:1,173,432 Shares in 1995 and 1,032,270
 Shares in 1994 Issued and Outstanding ............      4,893,211       4,304,566
Additional Paid in Capital ........................      3,764,511       3,179,996
Retained Earnings (Deficit) .......................         36,050        (627,167)
Unrealized Gain (Loss) on Securities Available
 for Sale, Net of Income Taxes ....................          9,404         (37,996)
                                                      ------------    ------------
Total Shareholders' Equity ........................      8,703,176       6,819,399
                                                      ------------    ------------
Total Liabilities and Shareholders' Equity ........   $ 88,743,914    $ 74,075,685
                                                      ============    ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                      SVB FINANCIAL SERVICES, INC.
                                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                          For the years ended December 31, 1995, 1994 and 1993
                                                                                       1995              1994               1993
                                                                                   -----------       -----------        -----------
INTEREST INCOME (Note 2)
Interest on Loans ..........................................................       $ 4,850,687       $ 3,508,379        $ 2,221,693
Interest on Securities Available for Sale ..................................           205,413           189,260             82,255
Interest on Securities Held to Maturity ....................................         1,013,811           558,076            305,495
Interest on Other Short Term Investments ...................................            14,798            32,746             28,650
Interest on Federal Funds Sold .............................................           211,302           107,863             65,695
                                                                                   -----------       -----------        -----------
Total Interest Income ......................................................         6,296,011         4,396,324          2,703,788
                                                                                   -----------       -----------        -----------
INTEREST EXPENSE
Interest on Deposits .......................................................         2,870,715         1,765,501          1,092,806
Interest on Federal Funds Purchased ........................................               169               406               --
                                                                                   -----------       -----------        -----------
Total Interest Expense .....................................................         2,870,884         1,765,907          1,092,806
                                                                                   -----------       -----------        -----------

Net Interest Income ........................................................         3,425,127         2,630,417          1,610,982
                                                                                   -----------       -----------        -----------
PROVISION FOR POSSIBLE LOAN LOSSES (Notes 2 and 6) .........................           206,000           156,000            130,000
                                                                                   -----------       -----------        -----------
Net Interest Income after Provision For Possible Loan Losses ...............         3,219,127         2,474,417          1,480,982
                                                                                   -----------       -----------        -----------
OTHER INCOME
Service Charges on Deposit Accounts ........................................           120,411           108,060             65,867
Gain on the Sale of Securities .............................................             2,336              --               20,486
Gain on the Sale of Loans ..................................................           181,599            59,358             38,720
Other Income ...............................................................            58,474            40,224             67,010
                                                                                   -----------       -----------        -----------
Total Other Income .........................................................           362,820           207,642            192,083
                                                                                   -----------       -----------        -----------
OTHER EXPENSE
Salaries and Employee Benefits .............................................         1,269,371         1,055,231            827,772
Occupancy Expense ..........................................................           240,049           221,109            193,979
Equipment Expense ..........................................................           174,985           152,552            142,286
Other Expenses (Note 7) ....................................................           810,935           733,765            577,859
                                                                                   -----------       -----------        -----------
Total Other Expense ........................................................         2,495,340         2,162,657          1,741,896
                                                                                   -----------       -----------        -----------

Net Income (Loss) Before Provision (Benefit) for Income Taxes ..............         1,086,607           519,402            (68,831)
Provision (Benefit) for Income Taxes (Notes 2 and 10) ......................           423,390          (307,752)              --
                                                                                   -----------       -----------        -----------

NET INCOME (LOSS) ..........................................................       $   663,217       $   827,154        $   (68,831)
                                                                                   ===========       ===========        ===========
NET INCOME (LOSS) PER SHARE ................................................       $       .58       $       .80        $      (.07)
                                                                                   ===========       ===========        ===========
WEIGHTED AVERAGE SHARES OUTSTANDING (NOTE 2) ...............................         1,152,408         1,029,048            927,509
                                                                                   ===========       ===========        ===========

                          SVB FINANCIAL SERVICES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              For the years ended December 31, 1995, 1994 and 1993

                                                                    Additional        Retained     Unrealized Gain        Total
                                                    Common           Paid in          Earnings   (Loss) on Securities  Shareholders'
                                                     Stock            Capital        (Deficit)    Available For Sale      Equity
                                                  -----------      -----------      -----------       -----------       -----------
BALANCE, DECEMBER 31, 1992 .................      $ 3,010,932      $ 1,929,526      $(,385,490)       $     --          $ 3,554,968
                                                  -----------      -----------      -----------       -----------       -----------

Issuance of Common Stock,
  Net of Related Issuance Costs ............        1,276,370        1,233,234             --                --           2,509,604
Exercise of Warrants .......................              250              250              500
Net Loss - 1993 ............................             --               --            (68,831)                            (68,831)
Change in Unrealized Gain (Loss)
  on Securities Available for Sale .........             --               --               --              (7,155)           (7,155)
                                                  -----------      -----------      -----------       -----------       -----------

BALANCE, DECEMBER 31, 1993 .................        4,287,552        3,163,010       (1,454,321)           (7,155)        5,989,086
                                                  -----------      -----------      -----------       -----------       -----------

Exercise of Warrants .......................           17,014           16,986             --                --              34,000
Net Income - 1994 ..........................             --               --            827,154              --             827,154
Change in Unrealized Gain (Loss)
  on Securities Available for Sale .........             --               --               --             (30,841)          (30,841)
                                                  -----------      -----------      -----------       -----------       -----------

BALANCE, DECEMBER 31, 1994 .................        4,304,566        3,179,996         (627,167)          (37,996)        6,819,399
                                                  -----------      -----------      -----------       -----------       -----------

Exercise of Warrants .......................          588,645          584,515             --                --           1,173,160
Net Income - 1995 ..........................             --               --            663,217              --             663,217
Change in Unrealized Gain (Loss)
  on Securities Available for Sale .........             --               --               --              47,400            47,400
                                                  -----------      -----------      -----------       -----------       -----------

BALANCE, DECEMBER 31, 1995 .................      $ 4,893,211      $ 3,764,511      $    36,050       $     9,404       $ 8,703,176
                                                  ===========      ===========      ===========       ===========       ===========



                          SVB FINANCIAL SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 1995, 1994 and 1993
                                                              1995            1994            1993
                                                        ------------    ------------    ------------
OPERATING ACTIVITIES
Net Income (Loss) ...................................   $    663,217    $    827,154    $    (68,831)
Adjustments to Reconcile Income (Loss) to Net
 Cash Provided By Operating Activities
Provision for Possible Loan Losses ..................        206,000         156,000         130,000
Depreciation and Amortization .......................        170,619         150,205         144,969
Amortization (Accretion) of Securities
 Premium/Discount ...................................       (208,496)       (116,405)         27,540
Gains on Sales of Securities, Net ...................         (2,336)           --           (20,486)
Gains on Sales of Loans .............................       (181,599)        (59,358)        (38,720)
Increase in Interest Receivable .....................       (127,991)       (199,507)       (130,278)
(Increase) Decrease in Other Assets .................         35,338        (482,300)         26,157
Increase in Accrued Interest Payable ................         43,438          55,824          10,186
Increase (Decrease) in Accrued Expenses and
 Other Liabilities ..................................        109,976         197,459         (13,078)
Increase (Decrease) in Unearned Income ..............        (14,414)         12,823          45,431
                                                        ------------    ------------    ------------
Net Cash Provided By Operating Activities ...........        693,752         541,895         112,890
                                                        ------------    ------------    ------------

INVESTING ACTIVITIES
Proceeds from Sales of Securities available for sale.        490,909            --         1,274,468
Proceeds from Maturities of Securities
  Available for Sale.................................      2,501,243       2,028,129       4,873,098
  Held to Maturity...................................     27,278,825      12,051,718       3,445,899
Purchases of Securities
  Available for Sale.................................     (3,233,692)       (243,083)     (9,198,269)
  Held to Maturity...................................    (24,643,976)    (23,592,446)     (4,068,514)
Increase in Loans ...................................    (14,549,686)    (10,082,582)    (17,260,833)
Capital Expenditures ................................       (394,874)        (75,682)        (86,310)
                                                        ------------    ------------    ------------
Net Cash Used for Investing Activities ..............    (12,551,251)    (19,913,946)    (21,020,461)
                                                        ------------    ------------    ------------

















                                       72

                          SVB FINANCIAL SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 1995, 1994 and 1993
                                (continued)
                                                              1995            1994            1993
                                                        ------------    ------------    ------------

FINANCING ACTIVITIES
Net Increase in Demand Deposits .....................      2,465,193       4,404,103       3,059,027
Net Increase (Decrease) in Savings Deposits .........     (1,257,739)     (1,418,946)      1,977,934
Net Increase in Money Market Deposits ...............      1,343,585         629,857       4,077,137
Net Increase in Time Deposits .......................     10,074,936      16,834,189       7,679,655
Proceeds from the Issuance of Common Stock, Net .....      1,173,160          34,000       2,510,104
                                                        ------------    ------------    ------------
Net Cash Provided by Financing Activities ...........     13,799,135      20,483,203      19,303,857
                                                        ------------    ------------    ------------

Increase (Decrease) in Cash and Cash Equivalents, Net      1,941,636       1,111,152      (1,603,714)
Cash and Cash Equivalents, beginning of year ........      6,043,304       4,932,152       6,535,866
                                                        ------------    ------------    ------------
Cash and Cash Equivalents, end of year ..............   $  7,984,940    $  6,043,304    $  4,932,152
                                                        ============    ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash Paid During the Year for Interest ..............   $  2,914,732    $  1,710,083    $  1,082,620
                                                        ============    ============    ============
Cash Paid During the Year for Income Taxes ..........   $    225,000    $      5,675    $       --
                                                        ============    ============    ============

                          SVB FINANCIAL SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1995, 1994 and 1993


1:       ORGANIZATION AND NATURE OF OPERATIONS

SVB Financial Services, Inc., (the "Company"), a bank holding company, was incorporated on February 7, 1996 with authorized capital of 10,000,000 shares of $4.17 par value common stock. On September 3, 1996, the Company acquired 100 percent of the shares of Somerset Valley Bank (the "Bank") by exchanging 6 shares of its common stock for each 5 shares of the Bank. This exchange of shares has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, which resulted in no changes to the underlying carrying accounts of assets and liabilities.

The Bank was granted a charter by the New Jersey Department of Banking and commenced operations on December 20, 1991. The Bank is a full service community bank and operates at one location in Somerville, New Jersey. The Bank's customers are predominately small and middle market businesses and professionals. The Bank's market area is primarily Somerset County.

The consolidated financial statements include the accounts of the Bank. All significant intercompany accounts and transactions have been eliminated.

2:       SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES: A portion of the Bank's securities are carried at cost adjusted for amortization of premiums and accretion of discounts using the interest method. These securities are carried at amortized cost because the Bank has the ability and intent to hold the securities to maturity.

The remainder of the Bank's securities are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale. These securities are carried at market value. Unrealized gains and losses, net of tax effect, are reflected as a component of shareholders' equity. Realized gains and or losses on securities available for sale are determined on a specific identification basis.

The Bank had no securities held for trading purposes at December 31, 1995 and 1994.

ALLOWANCE FOR POSSIBLE LOAN LOSSES: The Bank's process for evaluating the adequacy of the allowance for possible loan losses has three basic elements:

First, the identification of problem loans when they occur; second, the establishment of appropriate allowance for possible loan losses once specific problem loans are identified; and third, a methodology for establishing general loan loss allowances.

The identification of problem loans is achieved mainly through review of specific major loans based on delinquency criteria, size of loan and location and value of collateral property. Specific loss reserves are established for identified problem loans based on reviews of current operating financial information and fair value appraisals. A range of loss allowances is estimated based upon consideration of past experience of originated loans by loan type, year of origination, location of collateral property and loan-to-value ratios. Based upon this process, consideration of the current economic environment and other factors, management determines what it considers to be an appropriate allowance for possible loan losses. Although Bank management believes it has a sound basis for this estimation, actual write-offs incurred in the future are highly dependent upon future events, including the economy of the area in which the Bank lends.

SALE OF LOANS: The Bank periodically sells certain commercial loans to other financial institutions without recourse to the Bank. Recognition of gains on such sales are delayed for 90 days during which time, if the borrower defaults, the premium paid is refunded to the purchaser of the loan. The gains and losses are recognized in an amount which approximates the present value of the difference between the effective interest rate to the Bank and the net yield to the purchaser, excluding normal future loan servicing fees, when applicable, over the estimated remaining lives of the loans sold.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on the straight-line method over the shorter of the estimated useful lives of the assets (three to ten years) or the term of the related lease.

INTEREST ON LOANS: Interest on loans is credited to operations primarily based upon the principal amount outstanding. When management believes there is sufficient doubt as to the ultimate collectability of interest on any loan, the accrual of applicable interest is discounted.

Loan origination fees are deferred and are recognized over the estimated life of the related loans as an adjustment of the loan yield, and are included in interest on loans in the accompanying statements of operations.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, noninterest bearing amounts due from banks, Federal funds sold and other short-term investments. Generally, Federal funds are sold for a 60-day period or less.

INCOME TAXES: Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial reporting and the tax basis of existing assets and liabilities.

NET INCOME (LOSS) PER SHARE: Net income (loss) per share is computed by dividing net income by the weighted average shares outstanding each year, adjusted for common stock equivalents, if dilutive.

NEW FINANCIAL  ACCOUNTING  STANDARDS:  The Financial Accounting Standards Boards
(FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." in March 1995. This statement is effective for the year ended December 31, 1996. Statement No. 121 requires the long-lived assets to be held and used by the company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has evaluated the impact of Statement No. 121 on its financial statements and determined that it is not material.

SFAS No. 122, "Accounting for Mortgage Servicing Rights" was issued in May 1995 and amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This statement is effective for 1996 and requires the recognition of a separate asset for the rights to service mortgage loans for others. The Company does not service mortgage loans for others and will therefore not be impacted by this statement.


SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995 and must be adopted by the Company effective January 1, 1996. SFAS No. 123, requires entities that have employee stock option plans to estimate the value of grants awarded to employees and disclose, in a pro forma footnote, the impact on the entities' earnings per share as if the estimated option value were expensed over the vesting period of the grants. Adoption of the disclosure requirements of this new accounting standard will not have an impact on the Company's results of operations or financial condition.

3:       SECURITIES

Information relative to the Bank's securities portfolio at December 31, 1995 and 1994 is as follows:

                                                                        Gross
                                                        Gross        Unrealized      Estimated
                                       Amortized       Unrealized     Amortized        Market
                                         Cost           Gains          Losses          Value
                                    ------------   ------------    ------------    ------------
1995
AVAILABLE FOR SALE
U.S. Treasury Securities ........   $  3,543,131   $     12,088    $       --      $  3,555,219
U.S. Government Agency Securities        791,688           --              (350)        791,338
Mortgaged-Backed Securities .....        525,452          2,729            --           528,181
                                    ------------   ------------    ------------    ------------
                                    $  4,860,271   $     14,817    $       (350)   $  4,874,738
                                    ============   ============    ============    ============


HELD TO MATURITY
U.S. Treasury Securities ........   $  6,263,561   $     50,008    $     (3,412)   $  6,310,157
U.S. Government Agency Securities      6,094,722         37,156          (5,265)      6,126,613
Other Securities ................        496,147         10,728            --           506,875
Mortgage-Backed Securities ......      1,726,393           --           (20,897)      1,705,496
                                    ------------   ------------    ------------    ------------
                                    $ 14,580,823   $     97,892    $    (29,574)   $ 14,649,141
                                    ============   ============    ============    ============


1994
AVAILABLE FOR SALE
U.S. Treasury Securities ........   $  1,244,970   $       --      $    (13,238)   $  1,231,732
U.S. Government Agency Securities      1,505,934           --           (22,841)      1,483,093
Mortgage-Backed Securities ......        781,503           --           (22,377)        759,126
                                    ------------   ------------    ------------    ------------

                                    $  3,532,407   $       --      $    (58,456)   $  3,473,951
                                    ============   ============    ============    ============


HELD TO MATURITY
U.S. Treasury Securities ........   $ 10,451,824   $       --      $   (121,871)   $ 10,329,953
U.S. Government Agency Securities      4,337,200           --           (24,493)      4,312,707
Other Securities ................      1,293,804           --           (21,996)      1,271,808
Mortgage-Backed Securities ......      2,008,335           --          (110,115)      1,898,220
                                    ------------   ------------    ------------    ------------

                                    $ 18,091,163   $       --      $   (278,475)   $ 17,812,688
                                    ============   ============    ============    ============



In October, 1995, the Financial Accounting Standards Board issued an interpretation which permitted companies to make a one-time reclassification of any portion of the held to maturity debt security portfolio without tainting the remaining held to maturity portfolio. In connection therewith, the Bank transferred securities with an amortized cost of $2,051,775 from the held to maturity portfolio to the available for sale portfolio. The Bank recorded an unrealized holding gain of $7,444 associated with the securities transferred.

The amortized cost and estimated value of securities at December 31, 1995, by contractual maturity, are shown in the following table for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized                Estimated
                                           Cost                   Market Value
                                       ------------              ------------
AVAILABLE FOR SALE
Due in 1 year or less                  $  4,334,818              $  4,346,557
Mortgage-Backed Securities                  525,453                   528,181
                                       ------------              ------------
                                       $  4,860,271              $  4,874,738
                                       ============              ============


HELD TO MATURITY
Due in 1 year of less                  $  3,352,200              $  3,355,633
Due after 1 year through 5 years          9,502,231                 9,588,012
Mortgage-Backed Securities                1,726,392                 1,705,496
                                       ------------              ------------
                                       $ 14,580,823              $ 14,649,141
                                       ============              ============

At December 31, 1995, securities having a book value of approximately $2,028,000 were pledged to secure public deposits and for other purposes as required by law.

4:       LOANS

At December 31, 1995 and 1994, the composition of outstanding loans is summarized as follows:

                                      1995                      1994
                                  ------------              ------------
Secured by Real Estate
  Residential Mortgage            $ 21,466,489              $ 17,507,136
  Commercial Mortgage               15,700,266                12,825,013
  Construction                       2,812,000                 3,234,618
Commercial & Industrial             12,554,205                 7,525,585
Loans to Individuals                 7,611,468                 4,372,675
                                  ------------              ------------
                                  $ 60,144,428              $ 45,465,027
                                  ============              ============

There were no loans restructured during 1995 or 1994. There were no loans past due ninety days or more as to principal or interest or in a non-accrual status as of December 31, 1995 and 1994. Loans to Executive officers totalled $147,984 at December 31, 1995 and $144,280 at December 31, 1994, all of which were current as to principal and interest. There were no loans to Directors or their affiliated interests.

During 1995, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114) and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans original effective interest rate. As a practical expedient, impairment may be measured based on the loans observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. This statement is not applicable to large groups of smaller-homogeneous loans, such as residential mortgage loans and consumer loans, which are collectively evaluated for impairment.

A loan is considered to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. These loans consist primarily of non-accrual loans but may include performing loans to the extent that situations arise which would reduce the probability of collection in accordance with the contractual terms.

The Bank had previously measured the allowance for possible loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional allowance for possible loan losses was required and there is no impact on the comparability of years prior to 1995.

As of December 31, 1995 the Bank had no loans which were deemed impaired.

Interest payments received on impaired loans will be recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received will be recorded as reductions of principal.

5:       ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is based on estimates and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and as adjustments become necessary, they are reflected in operations in the period in which they become known. An analysis of the allowance for possible loan losses is as follows:

                                             1995           1994         1993
                                          ---------     ---------     ---------
Balance at January 1, ................    $ 372,062     $ 231,035     $ 107,000
Provision Charged to Operations ......      206,000       156,000       130,000
Charge Offs ..........................      (51,043)      (15,846)       (5,965)
Recoveries ...........................         --             873          --
                                          ---------     ---------     ---------

Balance at December 31, ..............    $ 527,019     $ 372,062     $ 231,035
                                          =========     =========     =========

6:       PREMISES AND EQUIPMENT

Premises and equipment consists of the following at December 31, 1995 and 1994:

                                                      1995               1994
                                                 -----------        -----------
Premises & Improvements ..................       $   187,322        $   188,775
Furniture & Equipment ....................           700,548            573,063
Construction in Progress .................           227,451               --
                                                 -----------        -----------

                                                   1,115,321            761,838
                                                 -----------        -----------

Less: Accumulated Depreciation ...........          (399,106)          (311,218)
                                                 -----------        -----------
                                                 $   716,215        $   450,620
                                                 ===========        ===========

7:       OTHER EXPENSE

The major components of other expense are as follows:

                                                  1995        1994        1993
                                                --------    --------    --------
Data Processing Services ...................    $131,038    $111,272    $ 99,020
Marketing & Business Development ...........      94,597      73,682      49,840
Stationery Forms & Supplies ................      80,453      62,144      60,055
Insurance ..................................      62,773      65,539      58,543
Amortization of Organizational Costs .......      41,340      41,340      38,220
Legal, Examination & Accounting ............      83,847      90,857      67,027
FDIC Insurance Assessment ..................      74,332     110,153      66,467
Other, Net .................................     242,555     178,778     138,687
                                                --------    --------    --------
                                                $810,935    $733,765    $577,859
                                                ========    ========    ========

8:       COMMITMENTS AND CONTINGENCIES

The Bank leases its banking facilities under operating leases which expire in 1996 and 2004, but which contain certain renewal options. The Somerville facilities are leased from a partnership consisting of all but one of the Bank's Directors and two non-director shareholders. As of December 31, 1995, future minimum rental payments, including the renewal options under these leases for the subsequent five years are as follows:


          1996                                         $ 261,286
          1997                                         $ 263,178
          1998                                         $ 271,146
          1999                                         $ 273,194
          2000                                         $ 275,248


The above amounts represent minimum rentals not adjusted for possible future increases due to escalation provisions and assumes that all option periods will be exercised by the Bank. Rent expenses aggregated $153,618, $139,808 and $132,734, for the years ended December 31, 1995, 1994 and 1993, respectively.

The Bank had outstanding commitments to extend credit of 9,177,000 at December 31, 1995 and $7,168,000 at December 31, 1994. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. There is no material difference between the notional amount and estimated fair value of off-balance sheet unfunded loan commitments as of December 31, 1995.

9:       BENEFIT PLAN

The Bank has a 401(K) Savings Plan covering substantially all employees. Under the terms of the Plan, the Bank will match 50% of an employee's contribution, up to 6% of the employee's salary. Employees become fully vested in the Bank's contribution after five years of service. The Bank contributed $19,159, $12,700 and $3,600 to the Plan in 1995, 1994 and 1993, respectively.

10:      INCOME TAXES

The components of the provision (benefit) for income taxes in 1995 and 1994 are as follows:

There was no provision for income taxes in 1993.

                                                   1995                  1994
                                                ---------             ---------

  Federal
     Current .......................            $ 239,708             $  18,170
     Deferred ......................              122,338              (325,922)
  State.............................               61,344                  --
                                                ---------             ---------
                                                $ 423,390             $(307,752)
                                                =========             =========

Deferred  income taxes are provided for the  financial  differences  between the financial reporting basis and the tax basis of the Bank's assets and liabilities. Cumulative temporary differences at December 31, 1995 and 1994 are as follows:

                                                          1995           1994
                                                      ---------       ---------
Net Operating Loss Carry Forward...............       $    --         $ 160,618
Start-up and Organization Costs ...............          27,309          60,420
Depreciation ..................................           2,219         (13,176)
Accretion of Securities Discount ..............          (5,708)         (8,493)
Provision for Possible Loan Losses ............         179,774         126,553
                                                      ---------       ---------
Deferred Tax Asset, Net .......................       $ 203,594       $ 325,922
                                                      =========       =========

A reconciliation of income taxes calculated at the U.S. statutory rate of 34% to the actual income tax provision (benefit) is as follows:

                                           1995          1994           1993
                                        ---------      ---------      ---------
Statutory provision (benefit) .....     $ 369,446      $ 176,596      ($ 23,402)

State taxes on income, net
  of Federal tax benefit ..........        61,344           --             --

(Reversal) establishment of
  valuation allowance on deferred
  tax asset .......................          --         (473,453)        23,402

Other .............................        (7,390)       (10,895)          --
                                        ---------      ---------      ---------
                                        $ 423,390      ($307,752)     $    --
                                        =========      =========      =========

During 1994, the Bank achieved income before taxes of approximately $519,000. The Bank's forecast for 1995 is for continued profitablility. Based on this profitability, the Bank will utilize its net operating loss carryforwards over the next few years.

As such, under the new accounting standard for income taxes, the Bank reversed its valuation allowance and recognized substantially all of a net benefit during the year ended December 31, 1994.

11:      COMMON STOCK

During 1995, there were no options granted under the Bank's stock option plan. During 1994, the Bank granted an aggregate of 12,000 options each for the purchase of its common stock to two executive officers. The options are exercisable over a five-year period at a price of $8.33 per share. No options were exercised in 1995 or 1994.

12:      CAPITAL REQUIREMENTS

Under the FDIC Improvement Act of 1991, banks are required to maintain a minimum ratio of total capital to risk weighted assets of 8% of which at least 4% must be in the form of Tier 1 capital (primarily shareholders equity) and a leverage ratio of 4%. At December 31, 1995, the Bank had a ratio of total capital to risk weighted assets of 14.28% of which 13.46% was in the form of Tier 1 capital and a leverage ratio of 9.50%.

13:      ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. It is the Bank's intent and general practice to hold its financial instruments to maturity and not to engage in trading activities. Therefore, significant estimations were used by the Bank for the purposes of this disclosure.

Estimated fair values have been determined by the Bank using the best available data and estimation methodology suitable for each category of financial instruments and are as follows:

For short term investments, such as cash and cash equivalents and short term deposits, the carrying amount is a reasonable estimate of fair value.

                                           Fair Value                Book Value

Cash and Cash Equivalents                $  7,984,940              $  7,984,940
                                         ------------              ------------

For securities held in the Bank's investment portfolio, fair value was determined by reference to quoted market prices as of December 31, 1995.

                                           Fair Value                Book Value

Available for Sale Securities            $  4,874,738              $  4,860,271
                                         ------------              ------------

Held to Maturity Securities              $ 14,649,141              $ 14,580,823
                                         ------------              ------------
For long term assets and liabilities, such as loans and deposits, the Bank's policy is to hedge its interest rate exposure on deposits with earning assets with matching maturities. Fair value of loans were estimated using the percent value of future cash flows expected to be received. Loan rates currently offered by the Bank were used in determining the appropriate discount rate. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar maturities. Deposits with no stated maturities have an estimated fair value equal to the amount payable on demand.

                                           Fair Value                Book Value

Loans, Net                               $ 60,612,000              $ 60,144,428
                                         ------------              ------------
Deposits                                 $ 80,039,000              $ 79,679,792
                                         ------------              ------------

                                  (Letterhead)
                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Shareholders and Board of Directors of SVB Financial Services, Inc.

We have audited the accompanying consolidated statements of condition of SVB Financial Services, Inc. (a New Jersey corporation) and subsidiary as of December 31, 1995 and 1994 and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SVB Financial Services, Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                          ARTHUR ANDERSEN LLP


Princeton, New Jersey
January 18, 1996
(Except with respect to the matter
discussed in Note 1, as to which
the date is September 3,1996)

                                 200,000 SHARES






                                   PROSPECTUS



















                                     , 1996

No person is authorized to give any information or make any representation other than as contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction where such offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implications that there had been no change in the affairs of the Company since any of the dates of which information is furnished herein or since the date hereof.




                                TABLE OF CONTENTS
                          SVB FINANCIAL SERVICES, INC.


                  Available Information.......................
                  Prospectus Summary..........................
                  Selected Consolidated Financial Data........
                  Investment Considerations...................
                  The Offering................................
                  Use of Proceeds.............................
                  Dilution....................................
                  Management's Discussion and Analysis
                   of Financial Condition and Results
                   of Operations.............................
                  Disclosure Regarding Indemnification........
                  Business....................................
                  Supervision and Regulation..................
                  Management..................................
                  Description of Securities...................
                  Capitalization..............................
                  Legal Matters...............................
                  Experts.....................................
                  Index to Consolidated Financial Statements..
                  Consolidated Financial Statements...........

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

(a) Section 14A:3-5 of the New Jersey Revised Statutes, as amended, provides as follows:

                  (1) As used in this section.

                           (a) "Corporate  agent" means any person who is or was
                  a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of nay such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

                           (b) "Other  enterprise" means any domestic or foreign
                  corporation, other than the indemnifying corporation and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

                           (c) "Expenses" means reasonable costs,  disbursements
                  and counsel fees;

                           (d) "Liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

                           (e) "Proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

                           (f) References to "other enterprises" include employee benefit plans, references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

                           (a) such corporate agent acted in good faith and in a
                  manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

                           (b) with  respect to any  criminal  proceeding,  such
                  corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3- 5(2)(b).

                  (3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent this the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

                  (4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

                  (5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

                           (a) by the board of directors or a committee thereof,
                  acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

                           (b) if such a quorum is not  obtainable  or,  even if
                  obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

                  (6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding and authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

                  (7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to court for an award of indemnification by the corporation, and such court

                                   (i) may award  indemnification  to the extent
                           authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

                                   (ii) may  allow  reasonable  expenses  to the
                           extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

                           (b) Application for such indemnification may be made

                                   (i) in the civil action in which the expenses
                           were or are to be incurred or other amounts were or are to be paid; or

                                   (ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

                                   The   application   shall   set   forth   the
                           disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

                  (8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not include any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise, provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions

                           (a) were in breach if his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S. 14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

                  (9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

                  (10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

                  (11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this action, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

                  (12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

         (b)      The Bylaws of the Company provide as follows:


                                  ARTICLE VIII

                                 Indemnification

         Section 1. Indemnification. Subject to the provisions of Section 3, any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by the laws of the State of New Jersey as in effect at the time of such indemnification.

         Section 2. Advances. Subject to the provisions of Section 3, any person claiming indemnification within the scope of Section 1 shall be entitled to advances from the corporation for payment of the expenses to defend actions against such person in the manner and to the full extent permissible under the laws of the State of New Jersey as in effect at the time of such indemnification.

         Section 3. Procedure. Any indemnification under Section 1 or advance under Section 2 may be made by the corporation in the specific case upon findings and a determination that indemnification is proper under the circumstances. Such determination shall be made (a) by the Board of Directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding, or
(b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the Board of Directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel designated by the Board of Directors in a written opinion, or (c) by the shareholders.

         Section 4. Other Rights. The indemnification provided by these By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any insurance or other agreement, vote of shareholders or disinterested directors, or otherwise both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of the legal representation of such a person.

         Section 5. Insurance. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, trustee, or agent of the Corporation against any expenses incurred in any proceeding and any liabilities asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such expenses and liabilities under the provisions of these By-Laws.

Item 25.  Other Expenses of Issuance and Distribution

         Item                                          Amount

Securities and Exchange Commission
  filing fee                                          $  896.56
Blue Sky (e)                                           2,500.00
Legal (e)                                             22,000.00
Accounting (e)                                        20,000.00
Postage (e)                                            1,000.00
Printing (e)                                           5,000.00
Advertising & Marketing (e)                            8,603.44
                                                     ----------
                                   TOTAL             $60,000.00

(e) Estimated


Item 26. Recent Sales of Unregistered Securities

         As of June 30, 1996, there were sold a total of 121,285 unregistered shares within the three year period prior to that date.

         In connection with the Bank's issuance of common stock in May of 1993, warrants were granted which entitled the holders to receive in the aggregate 127,535 shares of common stock in exchange for a $10 payment per share. The warrants were exercisable through March 1, 1995. The warrants exercised in each year totaled 50 in 1993, 3,400 in 1994 and 117,835 in 1995 for total of 121,285 shares.

         There were no professional underwriters used in this issuance and the securities were sold to existing shareholders.

         These securities were sold without prior  registration in reliance upon
Section 3(a)(2) of the Securities Act of 1933, as amended (the "Act"). That provision exempts certain classes of securities from the provisions of the Act, including: "...any security issued or guaranteed by any bank;".

         That same  section  defines  "bank" as "...any  national  bank,  or any banking institution organized under the laws of any state...."

         The unregistered warrants and shares of common stock were those of the Bank, which is a New Jersey chartered commercial bank. Accordingly, Section 3(a)(2) applies and no registration was required.

Item 27.  Exhibits

         The following table lists all exhibits to the Registration Statement. Several exhibits are incorporated by reference to a registration statement previously filed by the Registrant, as more fully set forth below:

Exhibit       Description

3.1           Certificate of Incorporation                     To be filed by
              of SVB Financial Services, Inc.                    Amendment

3.2           By-Laws of SVB Financial                         To be filed by
              Services, Inc.                                     Amendment

4.1           Specimen Stock Certificate                       To be filed by
                                                                 Amendment

4.2           Pages 3, 4, 5, 6, 7, 8, 9, 10                    Page II - 4
              and 11 from Certificate of
              Incorporation of SVB Financial
              Services, Inc. defining rights
              of shareholders

4.3           Pages 1, 2, 3, 9, 10, 11, 14                     Page II - 5
              and 15 from the By-Laws of
              SVB Financial Services, Inc.

5.1           Opinion of Counsel                               Page II - 6

10.1          Employment Agreements                            To be filed by
                                                                 Amendment

10.2          Leases for Offices of the                        P
              Bank and the Company

21            Subsidiary of Registrant                         Page II - 8

23            Consent of Experts and Counsel                   Page II - 9

27            Financial Data Schedule                          Page II - 10

99            Subscription Agreement                           Page II - 11

Item 28.  Undertakings

         The Company hereby undertakes as follows:

         1. The Company shall file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) reflect in the prospectus any facts or events which individually or together, represent fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement;

                  (c) include any additional or changed material information on the plan of distribution.

         2. The Company shall, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. The Company shall file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September , 1996.


Dated: October 25, 1996                          SVB FINANCIAL SERVICES, INC.


                                               By: /s/ Keith B. McCarthy
                                                   -------------------------
                                                   Keith B. McCarthy,
                                                   Treasurer


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in capacities and at the dates indicated:

Signature                               Capacity                           Date
---------                               --------                           ----
   John K. Kitchen                 Director and                     October 25, 1996
   ---------------                 Chairman of the Board
   John K. Kitchen

/s/Robert P. Corcoran              President and Chief              October 25, 1996
   ------------------              Executive Officer and
   Robert P. Corcoran              Director

/s/Keith B. McCarthy               Executive V.P. and               October 25, 1996
   -----------------               Treasurer
   Keith B. McCarthy

   Bernard Bernstein               Director                         October 25, 1996
   -----------------
   Bernard Bernstein

   Mark S. Gold, MD                Director                         October 25, 1996
   ----------------
   Mark S. Gold, MD

   S. Tucker S. Johnson            Director                         October 25, 1996
   --------------------
   S. Tucker S. Johnson

/s/Willem Kooyker                  Director                         October 25, 1996
   --------------
   Willem Kooyker

/s/Frank Orlando                   Director                         October 25, 1996
   -------------
   Frank Orlando

                                       97

Signature                               Capacity                           Date
---------                               --------                           ----

/s/Gilbert E. Pittenger            Director                         October 25, 1996
   --------------------
   Gilbert E. Pittenger

/s/Frederick D. Quick              Director                         October 25, 1996
   ------------------
   Frederick D. Quick

/s/Anthony J. Santye, Jr.          Director                         October 25, 1996
   ----------------------
   Anthony J. Santye, Jr.

/s/G. Robert Santye                Director                         October 25, 1996
   ----------------
   G. Robert Santye

/s/Donald Sciaretta                Director                         October 25, 1996
   ----------------
   Donald Sciaretta

   Herman C. Simonse               Director                         October 25, 1996
   -----------------
   Herman C. Simonse

   Donald R. Tourville             Director                         October 25, 1996
   -------------------
   Donald R. Tourville

   Raymond L. Hughes               Director                         October 25, 1996
   -----------------
   Raymond L. Hughes






















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